Form 10-K405, Exhibit 13
period 1996-09-30
ADVANTAGE BANCORP INC
filed 1996-12-26
CIK 881892

Advantage Bancorp, Inc.
                                    Form 10-K
                          Year Ended September 30, 1996

           Exhibit 13 - Portions of 1996 Annual Report to Shareholders

                [Page 6 of the 1996 Annual Report]

                         SELECTED CONSOLIDATED FINANCIAL
                                   INFORMATION
                             ADVANTAGE BANCORP, INC.
                                                                As of  September 30
                                              1992       1993         1994           1995          1996
    Selected Financial Condition Data:                       (In Thousands)

    Total assets  . . . . . . . . . . . . . $591,533   $653,286     $741,307       $973,234      $1,016,386
    Loans receivable - net  . . . . . . . .  350,960    384,795      425,569        512,282         562,782
    Mortgage-related securities . . . . . .  189,069    215,639      240,676        351,599         337,794
    Investment securities, certificates of
     deposits and marketable equity
     securities   . . . . . . . . . . . . .   13,049     10,805       12,213         29,969          35,040
    Deposits  . . . . . . . . . . . . . . .  402,881    412,500      507,338        681,925         680,851
    Borrowings  . . . . . . . . . . . . . .   95,460    145,160      135,810        175,120         224,265
    Stockholders' equity  . . . . . . . . .   79,199     80,816       82,935         93,078          88,866

                                                                 Year Ended September 30
                                              1992(1)    1993          1994          1995            1996
    Selected Operations Data:                             (In Thousands, Except Per Share Data)

    Total interest income . . . . . . . . .  $41,918    $45,918      $47,862        $67,516         $73,590
    Total interest expense  . . . . . . . .   23,679     24,249       24,954         39,376          43,765
                                              ------     ------       ------         ------          ------
       Net interest income  . . . . . . . .   18,239     21,669       22,908         28,140          29,825
    Provision for losses on loans . . . . .      820        720          720            460             480
                                              ------     ------       ------         ------          ------
       Net interest income after provision
        for losses on loans   . . . . . . .   17,419     20,949       22,188         27,680          29,345
                                              ------     ------       ------         ------          ------

    Fees and service charges  . . . . . . .    1,178      1,483        1,807          2,668           5,135
    Net gain on  loans,  securities and
     other  . . . . . . . . . . . . . . . .      769      1,262          584            253           1,742
    Other non-interest income . . . . . . .      904        903          884          1,201           1,138
                                              ------     ------       ------         ------          ------
       Total non-interest income  . . . . .    2,851      3,648        3,275          4,122           8,015
                                              ------     ------       ------         ------          ------
    Non-interest expenses . . . . . . . . .   11,864     13,078       13,834         19,133          23,708
    Assessment to recapitalize Savings
    Association Insurance Fund  . . . . . .       -           -            -             -            4,435
    Writedown of intangible assets  . . . .       -           -            -             -            4,720
                                              ------     ------       ------         ------          ------
    Income before taxes . . . . . . . . . .    8,406     11,519       11,629         12,669           4,497
    Income taxes  . . . . . . . . . . . . .    3,318      4,354        4,289          4,518           1,464
                                              ------     ------       ------         ------          ------
    Net income  . . . . . . . . . . . . . .   $5,088     $7,165       $7,340         $8,151          $3,033
                                               =====      =====        =====          =====           =====
    Earnings per share  . . . . . . . . . .    $1.22      $1.82        $1.96          $2.20           $0.83
                                                ====       ====         ====           ====            ====
    Earnings per share excluding non-
     recurring items (2)  . . . . . . . . .    $1.22      $1.82        $1.96          $2.20           $2.39
                                                ====       ====         ====           ====            ====

                                                                Year Ended September 30
    Other Data:                               1992(1)          1993       1994        1995         1996

    Interest rate spread information:
     Average during year  . . . . . . . . .      3.24%        3.19%       3.07%       2.92%        2.88%
     End of year  . . . . . . . . . . . . .      3.16%        2.93%       2.87%       2.67%        2.78%
    Net interest margin (net interest income
     divided by average interest-earning
     assets)  . . . . . . . . . . . . . . .      3.76%        3.66%       3.46%       3.26%        3.19%
    Allowance for losses on loans to
     non-performing loans   . . . . . . . .     90.87%       79.71%     106.78%     219.00%      169.10%
    Non-performing assets to total assets at
     end of year  . . . . . . . . . . . . .      0.98%        1.20%       0.79%       0.46%        0.48%
    Stockholders' equity to total assets at
     end of year  . . . . . . . . . . . . .     13.31%       12.37%      11.19%       9.56%        8.74%
    Dividends declared per share  . . . . .         -            -           -       $0.192       $0.304
    Dividend payout ratio (dividends per
     share to earnings per share)   . . . .         -            -           -        8.73%       36.63%
    Return on assets (ratio of net income to
     average total assets)  . . . . . . . .      1.00%        1.16%       1.07%       0.91%        0.31%
    Return on stockholders' equity  . . . .      8.16%        8.99%       8.88%       9.42%        3.20%
    Facilities at end of year:
     Number of full-service offices   . . .         10           11          11          15           15
     Number of loan production offices  . .         1             3           4           5            5

   (1) Includes operations of Advantage Bancorp, Inc. commencing March 20, 1992 (date business began).
   (2) Excludes the following nonrecurring items--assessment to recapitalize SAIF and writedown of intangible assets

                   [Pages 7 to 22 of the 1996 Annual Report]

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                             RESULTS OF OPERATIONS
                             AND FINANCIAL CONDITION

   Advantage Bancorp, Inc. (the "Company") is the holding company and owner of 100% of the common stock of Advantage Bank FSB (the "Bank"), a federally-chartered stock savings institution. In this discussion and analysis, reference to the operations and financial condition of the Company includes the operations and financial condition of the Bank and its subsidiaries.

   The Company's business currently consists of the business of the Bank. As a consumer-oriented financial institution, the Company offers a range of retail banking services to residents in its market area. The Company is principally engaged in the business of attracting deposits from the general public and investing those deposits, along with funds generated from operations and borrowings, by originating residential loans in its primary market area and investing in those loans. The Company also originates commercial real estate, multi-family, construction, consumer and commercial business loans. The Company also invests in mortgage-related securities and other investments. Finally, the Company offers, on an agency basis, certain securities brokerage services and insurance products to its customers.

   At September 30, 1996, the Company operated 15 full-service offices located in Kenosha County, Lake Geneva and Racine, Wisconsin and Lake County and Cook County, Illinois. The Company also operates mortgage loan origination offices in Kenosha, Racine and Wauwatosa, Wisconsin and Grayslake and Naperville, Illinois. Deposits with the Bank are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is subject to regulation by the Office of Thrift Supervision (the "OTS") and the FDIC.

   The Bank has four active subsidiaries: (1) Advantage Real Estate Services, Inc., which invests in real estate through three partnerships, (2) Advantage Investments, Inc., a Nevada corporation, which manages certain investments in mortgage-related securities, (3) Advantage Financial Services and Insurance, Inc., which is engaged in the business of selling non-insured investments and insurance and providing financial planning, and (4) Advantage Financial Center, Inc., which provides mortgage brokerage services.

   The Company's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on its loans, mortgage-related securities and other investment portfolios, and its cost of funds, consisting of interest paid on its deposits and borrowings. The Company's operating results are also affected to a lesser extent by gains or losses on the sale of investment securities, loans and real estate.

   The Company's operating expenses principally consist of employee compensation, occupancy expenses, federal insurance premiums and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

   The Company's basic mission is to serve its local communities while earning a profit for its shareholders. In seeking to accomplish this mission, management has adopted a business strategy designed to (1) maintain the Bank's capital well in excess of regulatory requirements, (2) manage the Company's vulnerability to changes in interest rates, (3) maintain the Company's high asset quality, (4) control operating expenses, and (5) take advantage of loan and deposit growth opportunities in the Company's primary market area as well as contiguous areas.

   Management has attempted to achieve these goals by focusing on (1) origination of adjustable rate one- to four-family mortgage loans ("ARM loans"), (2) origination of commercial real estate, multi-family, consumer, construction and commercial business loans, (3) increasing the Company's core deposit base, and (4) acquisition of deposits and loans from other financial institutions.

   Results of Operations -- Comparison of Years Ended September 30, 1996 and
   1995

   General

   Net income for the year ended September 30,1996 was $3.0 million, a decrease of $5.2 million over 1995 net income of $8.2 million. This decrease in net income resulted primarily from a $4.7 million write-down of intangible assets and a $4.4 million one-time assessment to recapitalize the Savings Association Insurance Fund ("SAIF") of the FDIC. For a further discussion of these one-time charges, see "Non-interest Expense" below.

   Without the two one-time charges mentioned above, net income for 1996 would have been $8.8 million, a 7.4% increase over 1995 net income of $8.2 million.

   Net Interest Income

   Total interest income was $73.6 million for the year ended September 30, 1996, an increase of $6.1 million, or 9.0%, compared to the year ended September 30, 1995. This increase was primarily due to a $69.7 million increase in average interest-earning assets in 1996. Average interest-earning assets increased to $933.6 million in 1996 from $863.9 million in 1995.

   The Company's average interest rate margin decreased from 3.26% in 1995 to 3.19% in 1996. The decrease in interest rate spread is due primarily to competitive market pressures. Management currently believes that the interest rate margin could continue to decline modestly during the 1997 fiscal year. The Company's long-term strategy is to maintain or increase its margin by increasing its commercial and consumer loans, which have higher margins (and greater credit risk) than mortgage loans.

   The components of net interest income fluctuated significantly during 1996 due to various rate and volume changes (see "Rate Volume Analysis" table). The average yield on interest-earning assets increased from 7.82% in 1995 to 7.88% in 1996.

   Total interest expense increased by $4.4 million in 1996 compared to 1995.
    The average cost of interest-bearing liabilities increased from 4.89% in 1995 to 5.01% in 1996.

   Provision for Losses on Loans

   The Company established provisions for losses on loans of $480,000 in 1996, generally comparable to the 1995 provision of $460,000. Non-performing loans increased from $2.4 million as of September 30, 1995 to $3.4 million as of September 30, 1996. This resulted in a decrease in the ratio of the allowance for loan losses to non-performing loans from 219% as of September 30, 1995 to 169% as of September 30, 1996.

   Non-interest Income

   Non-interest income for 1996 totalled $8.0 million compared to $4.1 million in 1995. Mortgage brokerage commissions increased $1.8 million from $235,000 in 1995 to $2.0 million in 1996. These commissions were earned by Advantage Financial Center, Inc. ("AFC"), a wholly-owned subsidiary of the Bank. AFC began business on August 21, 1995 after the Bank completed the cash purchase of substantially all of the assets of Financial Center of Illinois, Inc.. AFC has offices in Milwaukee, Wisconsin and Naperville, Illinois. Service charges on deposit accounts increased from $1.9 million in 1995 to $2.5 million in 1996 due primarily to an increase in checking accounts.

   Gains on sales of loans increased from $108,000 in 1995 to $876,000 in 1996. This increase resulted primarily from an increase in the volume of fixed-rate loan sales from $15.9 million in 1995 to $55.1 million in 1996 relating to an increase in fixed-rate loan originations due to lower market interest rates during 1996.

   Gains on securities available for sale increased from $145,000 in 1995 to $866,000 during 1996. These gains relate to marketable equity securities held by the Company which increased in value during the last few years.

   Non-interest Expense

   Non-interest expense increased 72.3% from $19.1 million in 1995 to $32.9 million in 1996. This increase is primarily due to (1) the $4.4 million one-time special assessment to recapitalize the SAIF, (2) the $4.7 million writedown of intangible assets, and (3) a $1.8 million increase in salaries and employee benefits relating primarily to the addition of the employees of AFC.

   The legislation affecting the SAIF recapitalization was enacted on September 30, 1996 and will decrease the Bank's FDIC insurance premium from 0.230% to 0.064% of deposits effective January 1, 1997. Management estimates that this premium reduction will save the Bank approximately $1.1 million per year on a pre-tax basis, assuming that deposits remain relatively stable and interest rates on deposits do not increase due to the premium reduction.

   The $4.7 million write-down of intangible assets related primarily to the core deposit intangible asset arising from the acquisition of Amity Bancshares, Inc. ("Amity") on December 16, 1994. The writedown brings the book value of the intangible asset to fair value based on a calculation of the present value of estimated future cashflows associated with the deposits. This writedown was necessitated by a faster-than-projected rolloff of acquired deposits and lower-than-projected market interest rates which has lowered the cost of alternative sources of funds used to value the intangible asset.

   Occupany expenses increased from $2.4 million in 1995 to $3.0 million in 1996 relating to occupany expenses of AFC and the lease of new corporate office space for administrative departments beginning in March 1996.

   Other non-interest expenses increased from $3.6 million in 1995 to $4.8 million in 1996 primarily due to operating expenses of AFC and other growth in the Bank's business.

   Income Taxes

   Federal and state income taxes decreased from $4.5 million in 1995 to $1.5 million in 1996 due in part to the decrease in net income associated with the one-time charges described above. The Company's effective tax rate decreased from 35.7% in 1995 to 32.6% in 1996 primarily relating to a decrease in state income taxes.


   Results of Operations -- Comparison of Years Ended September 30, 1995 and
   1994

   General

   Net income for the year ended September 30, 1995 was $8.2 million, an increase of $900,000 over 1994 net income of $7.3 million. This increase in net income resulted primarily from a $5.2 million increase in net interest income and a $848,000 increase in non-interest income. The increase in net interest income was partially offset by an $5.3 million increase in non-interest expense.

   Net Interest Income

   Total interest income was $67.5 million for the year ended September 30, 1995, an increase of $19.6 million, or 40.9%, compared to the year ended September 30, 1994. This increase was primarily due to a $198.4 million increase in average interest-earning assets in 1995. Average interest-earning assets increased to $863.9 million in 1995 from $661.2 million in 1994.

   The $198.4 million increase in average interest-earning assets primarily related to the acquisition of Amity, which had assets of $141.2 million as of December 16, 1994, the date of acquisition.

   The Company's average interest rate margin decreased from 3.46% in 1994 to 3.26% in 1995. The decrease in interest rate spread was due primarily to competitive market pressures.

   The components of net interest income fluctuated significantly during 1995 due to various rate and volume changes (see "Rate Volume Analysis" table). The average yield on interest-earning assets increased from 7.24% in 1994 to 7.81% in 1995.

   Total interest expense increased by $14.4 million in 1995 compared to 1994. This increase resulted in part from an increase in interest-bearing liabilities resulting from the Amity acquisition. The average cost of interest-bearing liabilities increased from 4.17% from 1994 to 4.89% in 1995.

   Provision for Losses on Loans

   The Company established provisions for losses on loans of $460,000 in 1995, a decrease of $260,000 compared to the 1994 provision of $720,000. The provision decreased because non-performing loans decreased from $5.0 million as of September 30, 1994 to $2.4 million as of September 30, 1995. This resulted in an increase in the ratio of the allowance for loan losses to nonperforming loans from 107% as of September 30, 1994 to 219% as of September 30, 1995.

   Non-interest Income

   Non-interest income for 1995 totalled $4.1 million compared to $3.3 million in 1994. Service charges on deposit accounts increased from $1.3 million in 1994 to $1.9 million in 1995 due primarily to an increase in checking accounts, including the increase relating to the Amity acquisition. Mortgage brokerage commissions were $235,000 in 1995; there were no brokerage commissions in 1994. These commissions were earned by AFC which began business on August 21, 1995 after the Bank completed the cash purchase of substantially all of the assets of Financial Center of Illinois, Inc.

   Gains on sales of loans decreased from $584,000 in 1994 to $108,000 in 1995. This decrease resulted from a decrease in the volume of fixed-rate loan sales from $47.5 million in 1994 to $15.9 million in 1995 relating to a decrease in fixed-rate loan originations due to market conditions.

   Non-interest Expense

   Non-interest expense increased 38.4% from $13.8 million in 1994 to $19.1 million in 1995. The largest single increase in non-interest expense was a $1.6 million increase in amortization of intangible assets relating almost entirely to the Amity acquisition. Salaries and employee benefits increased $1.5 million, or 22%. This increase related primarily to the addition of new personnel relating to the acquisitions of Amity and AFC and the opening of new supermarket branches in Kenosha and Racine, Wisconsin during the quarter ended December 31, 1994.

   Other non-interest expenses increased 55.4% from $2.3 million in 1994 to $3.6 million in 1995 primarily due to the aforementioned acquisitions and new branches.

   Income Taxes

   Federal and state income taxes increased from $4.3 million in 1994 to $4.5 million in 1995. The Company's effective tax rate decreased from 36.9% in 1994 to 35.7% in 1995 primarily relating to a decrease in state income taxes.

                       CONSOLIDATED AVERAGE BALANCE SHEETS

   The following table sets forth certain information relating to the consolidated statements of financial condition and reflects the average yield on assets and average costs of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets and liabilities, respectively, for the periods shown. Non-accruing loans are included in average outstanding balance at a 0% rate. Interest earned includes fees which are considered adjustments to yields. Average balances are derived from average daily balances.

                                                                     September 30
                                          1994                            1995                           1996
                              Average    Interest               Average   Interest            Average    Interest
                            Outstanding   Earned/    Yield/   Outstanding Earned/   Yield/  Outstanding  Earned/   Yield/
                              Balance      Paid       Rate      Balance     Paid     Rate     Balance      Paid     Rate
                                                                (dollars in thousands)

    Interest-Earning
     Assets:
     Loans receivable (1)     $408,875    $31,925     7.81%     $489,201  $40,649    8.31%    $533,037   $45,038     8.46%
     Mortgage-backed
       securities . . . . .    165,743     10,589     6.39       189,239   13,430    7.10      170,838    12,092     7.08
     Mortgage-related
       securities . . . . .     54,827      3,547     6.47       137,206    9,978    7.27      172,487    12,566     7.29
                               -------    -------                -------  -------              -------   -------
       Total mortgage
        securities  . . . .    220,570     14,136     6.41       326,445   23,408    7.17      343,325    24,658     7.18
     U.S government and
       agency securities  .     10,353        704     6.80        19,317    1,466    7.59       26,958     2,070     7.68
     Investment and other
       securities . . . . .     12,827        582     4.54        19,339    1,368    7.07       21,103     1,206     5.71
     FHLB stock   . . . . .      8,541        515     6.03         9,602      625    6.51        9,183       618     6.73
                               -------    -------                -------  -------              -------   -------
                               661,166     47,862     7.24       863,904   67,516    7.82      933,606    73,590     7.88
                               -------    -------                -------  -------              -------   -------
    Interest-Bearing
     Liabilities:
     Time deposits  . . . .    247,573     11,766     4.75       402,735   22,379    5.56      418,496    24,065     5.75
     Savings deposits and
       NOW accounts (2) . .    192,439      4,524     2.35       238,871    7,220    3.02      263,072     7,757     2.95
                               -------    -------                -------  -------              -------   -------
     Total deposits   . . .    440,012     16,290     3.70       641,606   29,599    4.61      681,568    31,822     4.67
     Advance payments by
       borrowers for taxes
       and insurance  . . .      6,648        250     3.76         7,873      183    2.32        7,191       155     2.16
     Borrowings   . . . . .    151,910      8,413     5.54       155,216    9,486    6.11      185,503    11,408     6.15
     Interest rate swaps
       and caps . . . . . .        N/A          -      N/A           N/A      108     N/A          N/A       380      N/A
                               -------    -------                -------  -------              -------   -------
                               598,570     24,953     4.17       804,695   39,376    4.89      874,262    43,765     5.01
                               -------    -------                -------  -------              -------   -------
    Net interest income                   $22,909                         $28,140                        $29,825
                                           ======                          ======                         ======
    Net interest rate
     spread   . . . . . . .                           3.07%                          2.92%                           2.88%
                                                      ====                           ====                            ====

    Net earning assets  . .    $62,596                           $59,209                       $59,344
                                ======                            ======                        ======
    Net yield on average
     interest-earning
     assets   . . . . . . .                           3.46%                          3.26%                           3.19%
                                                      ====                           ====                            ====
    Average
     interest-earning
     assets to average
     interest-bearing
     liabilities  . . . . .                  1.10                            1.07                           1.07
                                             ====                            ====                           ====

   ________________
   (1) Calculated net of deferred loan fees, loan discounts, loans in process and allowance for losses on loans.
   (2)  Includes NOW and checking accounts with a zero interest rate.



                              RATE VOLUME ANALYSIS

   The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to changes in outstanding balances and those due to changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (i.e., changes in volume multiplied by the prior year's rate) and (2) changes in rate (i.e., changes in rate multiplied by the prior year's balance). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                       Year  Ended  September 30
                                                        1994 vs. 1995                                1995 vs. 1996
                                                  Increase                                      Increase
                                                 (Decrease)                                    (Decrease)
                                                   Due to              Total Increase            Due to           Total Increase
                                            Volume           Rate          (Decrease)    Volume         Rate          (Decrease)
                                                                                           (in thousands)

    Interest-Earning Assets:
      Loans receivable  . . . . . . .          $6,575        $2,149          $8,724        $3,694           $695          $4,389

      Mortgage-backed securities  . .           1,594         1,247           2,841        (1,302)           (36)         (1,338)
      Mortgage-related securities   .           5,941           490           6,431         2,570             18           2,588
                                               ------        ------          ------        ------         ------          ------
         Total mortgage securities  .           7,535         1,737           9,272         1,268            (18)          1,250
      U.S. government and agency
         securities   . . . . . . . .             668            82             750           586             30             616
      Investments and other
         securities . . . . . . . . .             374           412             786           147           (309)           (162)
                                                                                                                              (6)
      FHLB stock  . . . . . . . . . .              67            42             109           (32)            26
                                               ------         -----           -----         -----          -----           -----
                                              $15,219        $4,422         $19,641        $5,663           $424          $6,087
                                               ======         =====          ======         =====           ====           =====
      Interest-Bearing Liabilities:
      Time deposits   . . . . . . . .          $8,355        $2,251         $10,606          $892           $801          $1,693
      Savings deposits and NOW
         accounts . . . . . . . . . .           1,234         1,456           2,690           709           (166)            543
                                                -----        ------          ------        ------          -----           -----
         Total deposits . . . . . . .           9,589         3,707          13,296         1,601            635           2,236
      Advance payments by borrowers
         for taxes and insurance  . .              63          (130)            (67)          (15)           (13)            (28)
      Borrowings  . . . . . . . . . .             186           887           1,073         1,863             59           1,922
      Interest rate swaps   . . . . .             108            -              108           272              -             272
                                               ------         -----          ------         -----           ----           -----
                                               $9,946        $4,464         $14,410        $3,721           $681          $4,402
                                               ======         =====          ======        ======           ====           =====

    Change in net interest income . . . . . . . . . . . . . . . . . .        $5,231                                       $1,685
                                                                             ======                                        =====

                      NET INTEREST SPREAD AT END OF PERIOD

   The following table sets forth the weighted average yields on the Company's interest-earning assets, the weighted average interest rates on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates at the dates indicated.

   Non-accruing loans have been included in the table as loans carrying a zero yield. The yield rates do not reflect fees which are considered adjustments to yield on loans receivable.

                                                       At September 30
                                                    1994      1995      1996
    Weighted average yield on:
     Loans receivable   . . . . . . . . . . . .     7.70%     8.13%     8.22%
     Mortgage-backed securities   . . . . . . .     6.85      7.06      7.12
     Mortgage-related securities  . . . . . . .     6.93      7.48      7.41
                                                    ----      ----      ----
       Total mortgage securities  . . . . . . .     6.88      7.26      7.28
     U.S. government and agency securities  . .     5.74      6.70      6.20
     Investments and other securities   . . . .     4.58      5.62      5.29
     FHLB stock   . . . . . . . . . . . . . . .     6.00      6.25      6.75
                                                    ----      ----      ----
       Combined weighted average yield on
        interest-earning assets   . . . . . . .     7.27      7.70      7.75

    Weighted average rate on:
     Time deposits  . . . . . . . . . . . . . .     4.93      5.72      5.67
     Savings deposits and NOW accounts  . . . .     2.73      2.95      2.89
                                                    ----      ----      ----
       Total deposits . . . . . . . . . . . . .     4.06      4.67      4.56
     Advance payments by borrowers for taxes
       and insurance  . . . . . . . . . . . . .     2.94      2.32      2.16
     Borrowings   . . . . . . . . . . . . . . .     5.69      6.30      6.39
                                                    ----      ----      ----
       Combined weighted average rate on
        interest-bearing liabilities  . . . . .     4.39      4.98      4.97
                                                    ----      ----      ----
    Net interest rate spread  . . . . . . . . .     2.88%     2.72%     2.78%
                                                    ====      ====      ====


                               FINANCIAL CONDITION

   General

   Total consolidated assets of the Company increased to $1.0 billion as of September 30, 1996 from $973.2 million as of September 30, 1995 due to internal growth.

   Liquidity and Capital Resources

   The Company's primary sources of funds are deposits, principal and interest payments on loans receivable and mortgage-related securities, securities sold under agreement to repurchase (reverse repurchase agreements) and FHLB borrowings. While maturities and scheduled amortization of loans and mortgage-related securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company utilizes particular sources of funds based upon comparative costs and availability.

   The Company's major sources of funds from financing activities during the year ended September 30, 1996 consisted of net proceeds of $36.2 million from securities sold under agreements to repurchase and a $12.9 million
   net increase in notes payable to the  FHLB.   For the year ended September
   30, 1995, the largest source of funds from financing activities was a $67.7 million net increase in deposits, which included a net increase of $25.2 million in brokered deposits. There was a net decrease of $19.4 million in brokered deposits during 1996 as the Company chose not to renew maturing certificates of deposit since repurchase agreements had a lower cost of funds.

   The primary investing activities of the Company are the origination and purchase of loans and the purchase of mortgage securities. During the years ended September 30, 1995 and 1996, the Company originated and purchased loans in the amounts of $229.2 million and $309.5 million, respectively. These amounts include loans originated for sale. Purchases of mortgage securities totalled $118.1 million and $46.9 million in fiscal years 1995 and 1996, respectively. Purchases of mortgage securities decreased in 1996 as the Company reinvested repayments on mortgage securities in loans receivable.

   During fiscal years 1995 and 1996, the Company's investing activities were funded by (1) principal repayments on loans and mortgage securities totalling $201.5 million and $264.2 million, respectively, (2) proceeds from the sale of loans totalling $15.9 million and $55.1 million, respectively, (3) proceeds from sales and maturities of U.S. government and agency securities available for sale of $36.3 million and $4.5 million, respectively, (4) proceeds from sales of mortgage-backed securities available for sale of $9.5 million and $0, respectively, (5) proceeds from sales of marketable equity securities of $436,000 and $2.1 million, respectively, and (6) proceeds from the financing activities discussed above.

   The Bank is required to maintain minimum levels of liquid assets as defined by regulations of the Office of Thrift Supervision ("OTS"). This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required percentage is currently 5.0%. The Bank's regulatory liquidity ratios were 7.0% and 9.5% at September 30, 1995 and 1996, respectively.

   The Company's most liquid assets are cash and cash equivalents, which include investments in highly liquid, short-term investments. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. At September 30, 1995 and 1996, cash and cash equivalents totalled $32.5 million and $35.4 million, respectively.

   Excess funds are generally invested in short-term investments such as interest-earning deposits or in mortgage securities. In the event that the Company should require funds beyond its ability to generate them internally, additional sources of funds are available through the use of FHLB borrowings and reverse repurchase agreements.

   At September 30, 1996, the Company had outstanding loan origination commitments of $8.5 million and no commitments to purchase loans. The Company also had extended to customers unused lines of credit under home equity line of credit loans and commercial line of credit loans totalling $27.6 million and $28.1 million, respectively. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit held by depository customers of the Company which are scheduled to mature in one year or less at September 30, 1996 totalled $287.1 million. Based on the Company's deposit withdrawal experience, management believes that a significant portion of such deposits will remain with the Company.

   During fiscal years 1995 and 1996, the Company repurchased under its stock repurchase programs a total of 162,591 shares and 173,255 shares, respectively. The aggregate purchase price was $3.8 million and $5.7 million, respectively. As of September 30, 1996, there were 52,300 shares remaining to be purchased relating to a stock repurchase program which commenced June 11, 1996 and is to be completed by December 10, 1996.

   During fiscal years 1995 and 1996, the Bank made dividend payments to the Company of $21.3 million and $8.3 million, respectively. The 1995 total includes a special dividend of $14.0 million which was used to finance the Amity acquisition. During fiscal years 1995 and 1996, the Company paid dividends to its shareholders of $665,000 and $1.0 million, respectively.

   At September 30, 1996, the Bank's capital exceeded all of the capital requirements of the OTS as mandated by federal law and regulations.


   Mortgage Securities

   Mortgage securities, which consist of mortgage-backed and mortgage-related securities, decreased to $337.8 million as of September 30, 1996 from $351.6 million as of September 30, 1995. Purchases of mortgage securities totalled $118.1 million and $46.9 million in fiscal years 1995
   and 1996, respectively.   All purchases of mortgage securities were either
   (1) one- to four-family residential mortgage securities issued by the Federal National Mortgage Association (FNMA) or the Federal Home Loan Mortgage Corporation (FHLMC), or (2) one- to four-family residential mortgage securities with at least a AA rating from a national rating agency. All purchases of mortgage-related securities were securities backed by mortgage-backed securities of the type described in the previous sentence.

   On October 18, 1995, the Financial Accounting Standards Board (FASB) declared a one-time "holiday" from November 1 to December 31, 1995 during which companies could sell or transfer securities from their held-to-maturity portfolios without calling into question their intent to hold other debt securities to maturity in the future or their past financial reporting. As of December 31, 1995, the Company reclassified approximately $37.3 million in securities from held-to-maturity to available-for-sale under this provision.

   Loans Receivable

   Loans receivable increased to $562.8 million as of September 30, 1996 from $512.3 million as of September 30, 1995 as loan originations exceeded loan repayments. One- to four-family residential first mortgage loans represented 72.9% and 70.0% of total gross loans receivable as of September 30, 1995 and 1996, respectively. This decrease was largely offset by an increase in consumer loans (primarily second mortgage loans) from 5.2% to 8.6% of total gross loans receivable as of September 30, 1995 and 1996, respectively. Additional information regarding loans receivable, non-performing loans and non-performing assets is provided on the following pages.

   Deposits

   Deposit accounts decreased to $680.9 million as of September 30, 1996 from $681.9 million as of September 30, 1995. This decrease is the net effect of (1) internal growth in deposits, including interest credited, totalling $18.4 million, and (2) a $19.4 million decrease in brokered deposits from $108.7 million as of September 30, 1995 to $89.3 million as of September 30, 1996.

   Borrowings

   Notes payable to FHLB increased to $175.9 million as of September 30, 1996 from $163.0 million as of September 30, 1995. This increase was due to additional borrowings which were used to partially fund an increased investment in mortgage securities and loans receivable.

   Borrowings under securities sold under agreements to repurchase increased to $48.4 million as of September 30, 1996 from $12.1 million as of September 30, 1995. These increased borrowings were used to repay maturing brokered certificates of deposit.

                           LOAN PORTFOLIO COMPOSITION

   Total loans, including loans held for sale, increased to $562.8 million as of September 30, 1996 from $512.6 million as of September 30, 1995.

   The components of this increase are summarized, by type of collateral, as follows:

                                              September 30         Increase
                                            1995        1996      (Decrease)
                                             (in thousands)
    Real estate loans:
      One- to four-family   . . . . . .    $399,467    $418,647      $19,180
      One- to four-family construction.      11,057       7,598       (3,459)
      Multi-family  . . . . . . . . . .      27,810      24,993       (2,817)
      Commercial  . . . . . . . . . . .      49,393      54,671        5,278
      Other construction and land   . .      20,629      30,161        9,532
                                            -------     -------      -------
         Total real estate loans  . . .     508,356     536,070       27,714
    Other loans:
      Home equity and second mortgage        22,741      43,893       21,152
      Other consumer  . . . . . . . .         5,956       7,325        1,369
      Commercial business   . . . . .        10,853      10,691         (162)
                                            -------     -------      -------
         Total other loans  . . . . . .      39,550      61,909       22,359
                                            -------     -------      -------
    Gross loans receivable  . . . . . .     547,906     597,979       50,073
    Add:   Accrued interest   . . . . .       3,390       3,718          328
    Less:  Net items to loans
           receivable   . . . . . . . .     (39,014)    (38,915)          99
                                            -------     -------       ------
      Total loans receivable  . . . . .    $512,282    $562,782      $50,500
                                            =======     =======       ======


   Total loans receivable increased by $50.5 million, or 9.86%, during fiscal 1996.

   One- to four-family residential mortgage loans increased by $19.2 million, or 4.8%, during fiscal 1996 as the Company continued its emphasis on single family loans. These loans include permanent loans to individuals for construction of single-family residences (which they will occupy upon completion of construction) totalling $46.7 million and $50.7 million as of September 30, 1995 and 1996, respectively.

   One- to four-family construction loans decreased by $3.5 million. These loans are made to builders and developers for construction of single family detached residences and condominiums in the Company's market area. Commercial real estate loans increased by $5.3 million during fiscal 1996. These loans are made primarily to small businesses and professionals in the Company's market area.

   Other construction and land loans increased by $9.5 million during fiscal 1996 as the Company increased its loans secured by commercial construction projects (primarily multi-family and condominium projects) in its market area.

   Home equity, second mortgage and other consumer loans increased by $22.4 million as the Company increased its emphasis on consumer lending during fiscal 1996. This growth in consumer loans is expected to continue in the future.

   Commercial business loans decreased by $162,000 during fiscal 1996. These loans are loans to businesses which are secured by property other than real estate or are unsecured.

                              NON-PERFORMING ASSETS

   Non-performing assets (consisting of non-performing loans and foreclosed properties) were $4.8 million as of September 30, 1996 compared to $4.5 million as of September 30, 1995. The Company places loans into non-performing and non-accrual status when loans are contractually delinquent more than 90 days, or earlier if warranted based on management's assessment of the loan. Non-performing assets are summarized as follows for the dates indicated:

                                              September 30
                                 1992    1993     1994     1995    1996
                                     (Dollars in Thousands)
    Non-performing loans:
      One- to four-family   . .    $885   $191     $867    $604     $666
      Commercial real estate  .   3,727  5,565    3,666   1,685      616
      Construction and land   .       -     40      280       -    1,774
      Commercial business   . .       -    316       70     105      274
      Consumer and other  . . .      15     81      106      13       84
                                 ------  -----    -----   -----    -----
         Total non-performing
           loans  . . . . . . .   4,627  6,193    4,989   2,407    3,414
                                 ------  -----    -----   -----    -----
    Foreclosed properties and
      properties subject to
      foreclosure:
      One- to four-family   . .     419  1,203      224   1,547      894
      Commercial real estate  .     731    429      662     533      534
      Land  . . . . . . . . . .      33      -        -       -        -
                                 ------  -----    -----   -----    -----
         Total foreclosed
           assets   . . . . . .   1,183  1,632      886   2,080    1,428
                                  -----  -----    -----   -----    -----
    Total non-performing assets  $5,810 $7,825   $5,875  $4,487   $4,842
                                  =====  =====    =====   =====    =====
    Total as a percentage of
      total assets  . . . . . .   0.98%   1.20%    0.79%   0.46%    0.48%
                                  ====    ====     ====    ====     ====


                          ALLOWANCE FOR LOSSES ON LOANS

   The Company establishes specific allowances for losses on loans when any significant and permanent decline in value occurs. In addition, general loss allowances are provided based on past experience and on prevailing market conditions. Management's evaluation of loss considers various factors including, but not limited to, fair value of the property, general economic conditions, loan portfolio composition, prior loss experience, estimated sales price, refurbishing costs, and holding and selling costs.The evaluation of the allowance for losses on loans includes a review of both known loan problems as well as a review of potential problems based upon historical trends and ratios.

   Management believes that the allowance for losses on loans is adequate as of September 30, 1996 based upon its current evaluation of the factors discussed above. Net charge-offs decreased from $1.0 million in 1995 to a net recovery of $22,000 in 1996.

   A summary of activity in the allowance for losses on loans is as follows:

                                                     Year Ended September 30
                                        1992       1993       1994       1995        1996
                                                (dollars in thousands)

    Balance at beginning of year  .     $2,904     $4,204    $4,937      $5,327       $5,271
    Additions charged to operations:
      One- to four-family   . . . .        100         50        50          30             -
      Multi-family and commercial
         real estate  . . . . . . .        506        526       526          60             -
      Consumer  . . . . . . . . . .         34         24        24          50             -
      Commercial business   . . . .        180        120       120         320          480
                                       -------     ------    ------      ------       ------
                                           820        720       720         460          480
    Additions from loan purchases
      and mergers:
      One- to four-family   . . . .         43         -          -         469             -
      Multi-family and commercial
         real estate  . . . . . . .        535         -          -          49             -
                                        ------     ------    ------      ------       ------
                                           578         -          -         518             -
    Recoveries:
      One- to four-family   . . . .         45         25        31          14           40
      Multi-family and commercial
      real estate   . . . . . . . .          -          -        61           -            -
      Consumer  . . . . . . . . . .         15          6         6          12           22
      Commercial business   . . . .          5         13         -          12            1
                                        ------     ------    ------      ------       ------
                                            65         44        98          38           63
    Charge-offs:
      One- to four-family   . . . .        (28)        (6)        -         (40)         (29)
      Multi-family and commercial
         real estate  . . . . . . .       (123)         -      (408)       (841)            -
      Consumer  . . . . . . . . . .        (12)       (25)      (20)        (32)          (8)
      Commercial business   . . . .          -          -         -        (159)          (4)
                                        ------     ------    ------     -------       ------
                                          (163)       (31)     (428)     (1,072)         (41)
                                        ------     ------    ------     -------       ------
    Net recoveries (charge-offs)  .        (98)        13      (330)     (1,034)          22
                                        ------     ------    ------     -------       ------

    Balance at end of year  . . . .     $4,204     $4,937    $5,327      $5,271       $5,773
                                         =====      =====     =====       =====        =====
    Ratio of net charge-offs to
      average loans outstanding
      during the year   . . . . . .       0.03%      0.00%     0.08%       0.20%        0.00%
                                          ====       ====      ====        ====         ====
    Allowance for losses on loans to
      non-performing loans  . . . .       90.9%      79.7%    106.8%      219.0%       169.1%
                                          ====       ====     =====       =====        =====
    Allowance for losses on loans to
      total loans at end of year  .       1.20%      1.28%     1.25%       1.03%        1.03%
                                          ====       ====      ====        ====         ====

                          ASSET / LIABILITY MANAGEMENT

   The Company's asset/liability management program seeks to maximize net income while managing the sensitivity of earnings to interest rate fluctuations. By using a computer simulation model, the Company assesses the effect of changing interest rates on the Company's projected future profitability.

   The Company uses a variety of tools to adjust its asset/liability position. First, the Company has focused its residential lending on ARMs, which generally reprice within one to three years. Second, the Company has focused its non-residential lending on adjustable or floating rate and/or short-term loans. Third, the Company has focused its investment activities on short- and medium-term securities. Fourth, the Company has attempted to maintain and increase its passbook and transaction deposit accounts, which are considered to be relatively resistant to changes in interest rates. Fifth, the Company has utilized long-term borrowings and deposit marketing programs to adjust the term to repricing of its liabilities. Sixth, the Company has, from time to time, used interest rate swaps and caps to reduce its exposure to changes in interest rates.

   The Company's asset/liability position may be analyzed by examining the extent to which its assets and liabilities are "interest rate sensitive" and by monitoring the interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the estimated amount of interest-earning assets maturing or repricing within a specific time period and the estimated amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap tends to adversely affect net interest income while a positive gap tends to result in an increase in net interest income. During a period of falling interest rates, a negative gap tends to result in an increase in net interest income while a positive gap tends to adversely affect net interest income. Management seeks to maintain a relatively balanced gap position in order to limit the Company's exposure to interest-rate risk.

   At September 30, 1996, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-bearing assets maturing or repricing in the same period by $46.7 million, representing a negative one-year gap of 4.6% of total assets. This gap compares to a positive one-year gap of $9.5 million, or 1.0% of total assets, as of September 30,
   1995.   Management considers its gap position as of September 30, 1996 to be acceptable.

   The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1996 which the Company estimates will reprice or mature in the future time periods shown, based upon certain assumptions. Except as stated below, the amount of assets and liabilities shown as repricing or maturing during a particular period was determined based on the remaining term to repricing or maturity of the asset or liability. Fixed rate loans and mortgage-related securities are shown on the basis of management's estimate of annual payments and prepayments based on contractual amortization and forecasted prepayment rates. Loans and securities with adjustable rates are shown as repricing in the period during which the interest rates are next subject to change. The Company has assumed that its passbook savings, money market and NOW accounts are withdrawn at the following rates:

                           Within      Over      Over
                              One       1-3       3-5
                             Year     Years     Years
   Passbook accounts         17%        26%       17%
   Money market               79%       11%        5%

   NOW accounts:
      Interest bearing        37%       34%        9%
      Non-interest bearing    41%       27%       14%

   For purposes of the gap analysis, loans receivable is reflected after deducting the undisbursed portion of loan proceeds and non-performing loans. However, no deductions are made for the allowance for losses on loans or unamortized loan origination fees.

   Certain shortcomings are inherent in the method of analysis presented in the foregoing table. The Company's estimates for prepayments and withdrawals are subject to changing economic circumstances (especially changes in interest rates) and consumer behavior, both of which are beyond the Company's control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times or at different volumes. In addition, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the changes in interest rates on certain types of assets and liabilities may lag behind changes in market rates. Additionally, certian assets, such as ARM loans, have features which limit changes in interest rates on a short-term basis and over the life.

               CONSOLIDATED GAP ANALYSIS AS OF SEPTEMBER 30, 1996

                                                    Amount Maturing or Repricing

                                      Within     Over 1-3    Over 3-5    Over 5       Total
                                     One Year     Years       Years       Years       Amount
                                                      (Dollars in Thousands)

    Interest-earning assets:
    Fixed-rate loans receivable and
      mortgage securities:
      Loans receivable  . . . . . .    $46,833     $76,898    $37,140      $36,130    $197,001
      Mortgage securities   . . . .     50,460      78,867     54,862       84,549     268,738
                                        ------     -------    -------      -------     -------
                                        97,293     155,765     92,002      120,679     465,739
    Adjustable-rate loans
      receivables and mortgage
      securities:
      Loans receivable  . . . . . .    260,496      99,262     10,903          218     370,879
      Advances to unconsolidated
         partnerships . . . . . . .      3,838      2,129           -            -       5,967
      Mortgage securities   . . . .     68,598        458           -            -      69,056
                                       -------     -------    -------      -------      ------
                                       332,932     101,849     10,903          218     445,902
    Investment securities and other     35,093      14,497      6,917           -       56,507
                                       -------     -------    -------      -------     -------
         Total interest-earning
           assets   . . . . . . . .   $465,318    $272,111   $109,822     $120,897    $968,148
                                       =======     =======    =======      =======     =======
    Interest-bearing liabilities:
    Deposits  . . . . . . . . . . .   $412,120   $172,964     $43,173      $52,594    $680,851
    Borrowings  . . . . . . . . . .     91,478    123,352       7,835        1,600     224,265
    Advance payments by borrowers
      for taxes and
      insurance                          8,420          -           -            -       8,420
                                       -------     -------    -------      -------     -------
         Total interest-bearing
           liabilities  . . . . . .   $512,018    $296,316    $51,008      $54,194    $913,536
                                       =======     =======    =======      =======     =======
    Interest-earning assets less
      interest-bearing liabilities    ($46,700)   ($24,205)   $58,814      $66,703     $54,612
                                       =======     =======    =======      =======     =======
    Cumulative interest rate
      sensitivity gap   . . . . . .   ($46,700)   ($70,905)  ($12,091)     $54,612     $54,612
                                       =======     =======    =======      =======     =======
    Cumulative interest rate
      sensitivity gap as a
      percentage of total assets  .      (4.6%)      (7.0%)     (1.1%)        5.4%
                                       =======     =======    =======      =======


                   [Page 23 of the 1996 Annual Report]

                                 QUARTERLY DATA

   The following table sets forth the Company's unaudited quarterly income and expense data for fiscal years 1995 and 1996 (dollars in thousands):

                               Dec. 31    March 31   June 30    Sept. 30    Dec. 31    March 31   June 30   Sept. 30
                                 1994       1995       1995       1995        1995       1996       1996      1996

    Interest income . . . . .   $14,264    $17,166    $17,824     $18,248    $18,398    $18,150   $18,380     $18,704
    Interest expense  . . . .     7,964      9,673     10,825      10,901     10,997     10,789    10,797      11,224
                                 ------     ------     ------      ------     ------     ------    ------      ------
    Net interest income . . .     6,300      7,493      6,999       7,347      7,401      7,361     7,583       7,480
    Provision for losses on
      loans   . . . . . . . .       180        120         40         120        120        120       100         140
                                 ------     ------     ------      ------     ------     ------    ------      ------

    Net interest income after
      provision for losses on
      loans   . . . . . . . .     6,120      7,373      6,959       7,227      7,281      7,241     7,483       7,340

    Gain  on sale of assets .        20          8        167          58        744        359       224         415
    Other non-interest income       820        886        955       1,208      1,390       1,647    1,658       1,578
                                 ------     ------     ------      ------     ------     ------    ------      ------
    Total non-interest income       840        894      1,122       1,266      2,134      2,006     1,882       1,993

    Assessment to
      recapitalize
      SAIF fund   . . . . . .         -          -          -           -          -          -         -       4,435
    Writedown of intangible
      assets  . . . . . . . .         -          -          -           -          -          -         -       4,720
    Other non-interest
      expense   . . . . . . .     3,766      5,178      4,870       5,319      5,830      5,716     5,910       6,253
                                 ------     ------     ------      ------     ------     ------    ------      ------
    Total non-interest
      expenses  . . . . . .       3,766      5,178      4,870       5,319      5,830      5,716     5,910      15,408
                                 ------     ------     ------      ------     ------     ------    ------      ------
    Income (loss) before
      income taxes  . . . . .     3,194      3,089      3,211       3,174      3,585      3,531     3,455      (6,075)
    Income taxes (benefit)  .     1,155      1,118      1,147       1,097      1,305      1,292     1,266      (2,400)
                                 ------     ------     ------      ------     ------     ------    ------      ------
    Net income (loss) . . . .    $2,039     $1,971     $2,064      $2,077     $2,280     $2,239    $2,189     ($3,675)
                                  =====      =====      =====       =====      =====      =====     =====      ======

    Earnings (loss) per share     $0.54      $0.54      $0.56       $0.56      $0.62      $0.60     $0.60      ($1.02)
                                   ====       ====       ====        ====       ====       ====      ====        ====
    Earnings per share
      excluding nonrecurring
      items (1)   . . . . . .     $0.54      $0.54      $0.56       $0.56      $0.62      $0.60     $0.60       $0.56
                                   ====       ====       ====        ====       ====       ====      ====        ====

   (1) For quarter ended September 30, 1996, excludes assessment to recapitalize SAIF fund and writedown of intangible assets


               [Pages 25 to 50 of the 1996 Annual Report]

                          Report of Ernst & Young LLP,
                              INDEPENDENT AUDITORS

   The Board of Directors
   Advantage Bancorp, Inc.

   We have audited the accompanying consolidated statements of financial condition of Advantage Bancorp, Inc. and subsidiaries ("the Company") as of September 30, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advantage Bancorp, Inc. and subsidiaries at September 30, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

   As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for mortgage servicing rights during the year ended September 30, 1996.


                                   Ernst & Young LLP
   October 25, 1996
   Milwaukee, Wisconsin

                   ADVANTAGE BANCORP, INC.  AND  SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF
                               FINANCIAL CONDITION

                                                     September 30
    ASSETS                                       1995             1996
    Cash and cash equivalents (includes
     interest earning deposits of
     $9,602,982 - 1995; $17,714,761-
     1996)  . . . . . . . . . . . . . . .     $32,510,205      $35,445,646
    Certificates of deposit (approximates
     market value)    . . . . . . . . . .         308,247          611,067
    U.S. government and agency securities
     available for sale (at market value)      25,016,363       29,385,356
    Mortgage-backed securities available
     for sale (at market value)   . . . .     145,030,586      140,086,665
    Mortgage-backed securities held to
     maturity (market value $45,663,035 -
     1995; $11,159,367-1996)  . . . . . .      44,766,566       11,011,238
    Mortgage-related securities available
     for sale (at market value)   . . . .      10,495,782       15,226,120
    Mortgage-related securities held to
     maturity (market value of
     $153,593,126 - 1995; $172,913,430 -
     1996)    . . . . . . . . . . . . . .     151,306,148      171,470,022
    Marketable equity securities available
     for sale (at market value)   . . . .       4,644,340        5,043,091
    Loans held for sale   . . . . . . . .       2,405,000        3,056,000
    Loans receivable - net  . . . . . . .     509,877,127      559,725,640
    Foreclosed properties and properties
     subject to foreclosure - net   . . .       2,080,423        1,403,440
    Investments in and advances to
     unconsolidated partnerships    . . .       4,871,676        7,397,416
    Office properties and equipment   . .      10,546,592       12,531,601
    Federal Home Loan Bank stock - at
     cost   . . . . . . . . . . . . . . .       9,847,600        8,795,600
    Accrued interest on investments and
     mortgage-related securities  . . . .       2,702,495        2,640,672
    Deferred income taxes . . . . . . . .               -        2,641,659
    Intangible assets . . . . . . . . . .      14,208,028        6,902,259
    Prepaid expenses and other assets . .       2,616,954        3,012,020
                                              -----------    -------------
                                             $973,234,132   $1,016,385,512
                                              ===========    =============
    LIABILITIES
    Deposits  . . . . . . . . . . . . . .    $681,924,883     $680,850,865
    Notes payable to Federal Home Loan        163,010,000      175,910,000
    Securities sold under agreements to
     repurchase   . . . . . . . . . . . .      12,109,637       48,355,457
    Advance payments by borrowers for
     taxes and insurance  . . . . . . . .      10,657,934        8,496,925
    Accrued interest on deposit accounts        4,526,628        3,711,995
    Accrued interest on notes payable and
     other borrowings   . . . . . . . . .         971,105        1,377,204
    Deferred income tax . . . . . . . . .       2,368,334               -
    Other liabilities . . . . . . . . . .       3,406,431        8,419,561
    Accrued income taxes  . . . . . . . .       1,180,687          397,102
                                              -----------      -----------
        Total liabilities   . . . . . . .     880,155,639      927,519,109

    STOCKHOLDERS' EQUITY
    Serial preferred stock, $.01 par
     value; authorized 5,000,000 shares;
     none outstanding   . . . . . . . . .             -                -
    Common stock, $.01 par value;
     authorized 10,000,000 shares; issued
     4,124,780 shares; outstanding:
     3,464,355 - 1995; 3,326,768 - 1996            33,000           33,000
    Additional paid-in capital  . . . . .      37,249,638       37,751,499
    Loan to Employee Stock Ownership Plan      (1,985,803)      (1,704,941)
    Unearned restricted stock awarded . .        (886,606)        (894,777)
    Treasury stock, at cost: 660,645          (12,351,400)     (17,627,105)
    Unrealized gain (loss) on securities
     available for sale   . . . . . . . .         774,844         (699,857)
    Retained earnings   . . . . . . . . .      70,244,820       72,008,584
                                              -----------    -------------
        Total stockholders' equity  . . .      93,078,493       88,866,403
    Commitments and contingent liabilities
     (see note 14)  . . . . . . . . . . .
                                              -----------    -------------
                                             $973,234,132   $1,016,385,512
                                              ===========    =============

          See accompanying notes to consolidated financial statements.

                    ADVANTAGE BANCORP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                                        Year Ended September 30
                                                   1994           1995           1996

    Interest income:
     Interest on loans  . . . . . . . . . . .    $31,924,688    $40,649,023   $45,037,786
     Interest on mortgage-related securities      14,136,099     23,407,834    24,658,171
     Interest and dividends on investment
       securities . . . . . . . . . . . . . .      1,308,750      2,305,959     2,897,154
     Other interest income  . . . . . . . . .        492,831      1,152,621       996,962
                                                  ----------     ----------    ----------
    Total interest income . . . . . . . . . .     47,862,368     67,515,437    73,590,073

    Interest expense:
     Interest on deposits   . . . . . . . . .     16,290,120     29,598,632    31,821,842
     Interest on notes payable and other
       borrowings . . . . . . . . . . . . . .      8,663,381      9,777,075    11,943,590
                                                  ----------     ----------    ----------
     Total interest expense   . . . . . . . .     24,953,501     39,375,707    43,765,432
                                                  ----------     ----------    ----------
     Net interest income  . . . . . . . . . .     22,908,867     28,139,730    29,824,641
    Provision for losses on loans . . . . . .        720,000        460,000       480,000
                                                  ----------     ----------    ----------
    Net interest income after provision for
     losses on loans  . . . . . . . . . . . .     22,188,867     27,679,730    29,344,641

    Non-interest income:
     Loan fees and service charges  . . . . .        493,665        508,614       659,828
     Mortgage brokerage commissions   . . . .             -         234,803     2,009,193
     Service charges on deposit accounts  . .      1,313,465      1,924,993     2,466,310
     Gain on sales of loans - net   . . . . .        583,956        107,513       875,830
     Net realized gain on securities
       available for sale . . . . . . . . . .             -         145,000       866,070
     Equity in net income of unconsolidated
       partnerships . . . . . . . . . . . . .         96,171        116,335       113,685
     Other  . . . . . . . . . . . . . . . . .        787,113      1,084,969     1,024,137
                                                 -----------     ----------    ----------
     Total non-interest income  . . . . . . .      3,274,370      4,122,227     8,015,053

    Non-interest expenses:
     Salaries and employee benefits   . . . .      6,724,013      8,200,652    10,014,275
     Occupancy  . . . . . . . . . . . . . . .      1,930,210      2,397,697     2,985,996
     Data processing  . . . . . . . . . . . .        577,481        590,938       655,837
     Advertising  . . . . . . . . . . . . . .        361,745        530,953       533,066
     Federal deposit insurance premiums   . .        988,029      1,323,680     1,595,462
     Assessment to recapitalize Savings
       Association Insurance Fund of FDIC .              -               -      4,434,589
     Writedown of intangible assets   . . . .            -               -      4,719,529
     Amortization of intangible assets  . . .        496,445      2,062,530     2,611,780
     Professional services  . . . . . . . . .        409,930        380,987       540,674
     Other  . . . . . . . . . . . . . . . . .      2,345,863      3,645,987     4,772,125
                                                  ----------     ----------    ----------
     Total non-interest expenses  . . . . . .     13,833,716     19,133,424    32,863,333
                                                  ----------     ----------    ----------
    Income before income taxes  . . . . . . .     11,629,521     12,668,533     4,496,361

    Income taxes  . . . . . . . . . . . . . .      4,289,450      4,517,548     1,463,824
                                                  ----------     ----------    ----------
    Net income  . . . . . . . . . . . . . . .     $7,340,071     $8,150,985    $3,032,537
                                                  ==========     ==========    ==========
    Earnings per share (Note 1) . . . . . . .          $1.96          $2.20         $0.83
                                                       =====          =====         =====

                See accompanying notes to consolidated financial statements.

                    ADVANTAGE BANCORP,  INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY


                                                     Additional
                                         Common       Paid-in        Retained        Treasury
                                         Stock        Capital        Earnings         Stock

   Balance at September 30, 1993 . .      $33,000    $36,701,497    $56,008,839       ($8,110,963)
   Net income  . . . . . . . . . . .          ---            ---      7,340,071               ---
   Awards of restricted stock  . . .          ---        260,320            ---               ---
   Purchase of treasury stock
     (102,500 shares)  . . . . . . .          ---            ---            ---        (2,164,228)
   Exercise of stock options (13,005          ---         42,357       (127,613)          247,260
     shares) . . . . . . . . . . . .
   Repayment of loan to ESOP . . . .          ---            ---            ---               ---
   Amortization of unearned
     restricted stock awarded  . . .          ---            ---            ---               ---
   Unrealized loss on securities
     available for sale  . . . . . .          ---            ---            ---               ---
                                          -------     ----------     ----------       -----------
   Balance at September 30, 1994 . .       33,000     37,004,174     63,221,297       (10,027,931)

   Net income  . . . . . . . . . . .          ---           ---       8,150,985               ---
   Awards of restricted stock  . . .          ---        105,511            ---               ---
   Purchase of treasury stock                 ---           ---             --         (3,781,661)
     (162,591 shares)  . . . . . . .
   Exercise of stock options                  ---        139,441       (463,940)        1,458,135
     (115,315) shares  . . . . . . .
   Dividends paid  . . . . . . . . .          ---           ---        (665,120)              ---
   Repayment of loan to ESOP . . . .          ---            ---            ---               ---
   Amortization of unearned
     restricted stock awarded  . . .          ---            ---            ---               ---
   Unrealized gain on securities
     available for sale  . . . . . .          ---            ---            ---               ---
   Other . . . . . . . . . . . . . .          ---            512          1,598                57
                                        ---------     ----------     ----------       -----------
   Balance at September 30, 1995 . .       33,000     37,249,638     70,244,820       (12,351,400)

   Net income  . . . . . . . . . . .           -              -       3,032,537                -
   Awards of restricted stock  . . .           -         342,098             -                 -
   Purchase of treasury stock                  -              -              -         (5,729,530)
     (173,255 shares)  . . . . . . .
   Exercise of stock options (35,891           -         159,763                          453,825
     shares) . . . . . . . . . . . .                                   (223,543)
   Dividends paid  . . . . . . . . .           -              -      (1,045,230)               -
   Repayment of loan to ESOP                   -              -              -                 -
   Amortization of unearned                    -              -              -                 -
     restricted stock  . . . . . . .
   Unrealized loss on securities
     available for sale  . . . . . .           -              -              -                 -
                                          -------     ----------     ----------        ----------
   Balance at September 30, 1996 . .      $33,000    $37,751,499    $72,008,584      ($17,627,105)
                                           ======     ==========     ==========        ==========

                                                                    Unrealized
                                                      Unearned     Gain (Loss)
                                                     Restricted   on Securities
                                          Loan         Stock        Available
                                         to ESOP      Awarded        for Sale          Total

   Balance at September 30, 1993 . .  ($2,730,595)   ($1,085,842)           ---       $80,815,936

   Net income  . . . . . . . . . . .          ---            ---            ---         7,340,071
   Awards of restricted stock  . . .          ---       (260,320)           ---               ---
   Purchase of treasury stock
     (102,500 shares)  . . . . . . .          ---            ---            ---        (2,164,228)
   Exercise of stock options (13,005
     shares) . . . . . . . . . . . .          ---            ---            ---           162,004
   Repayment of loan to ESOP . . . .      232,804            ---            ---           232,804
   Amortization of unearned
     restricted stock awarded  . . .          ---        270,698            ---           270,698
   Unrealized loss on securities
     available for sale  . . . . . .          ---            ---     (3,722,622)       (3,722,622)
                                        ---------      ---------      ---------        ----------
   Balance at September 30, 1994 . .   (2,497,791)    (1,075,464)    (3,722,622)       82,934,663

   Net income  . . . . . . . . . . .          ---            ---            ---         8,150,985
   Awards of restricted stock  . . .          ---       (105,511)           ---               ---
   Purchase of treasury stock
     (162,591 shares)  . . . . . . .          ---            ---            ---        (3,781,661)
   Exercise of stock options (115,315
     shares) . . . . . . . . . . . .          ---            ---            ---         1,133,636
   Dividends paid  . . . . . . . . .          ---            ---            ---          (665,120)
   Repayment of loan to ESOP . . . .      511,988            ---            ---           511,988
   Amortization of unearned
     restricted stock awarded  . . .          ---        294,369            ---           294,369
   Unrealized gain on securities
     available for sale  . . . . . .          ---            ---      4,497,466         4,497,466
   Other . . . . . . . . . . . . . .          ---            ---            ---             2,167
                                        ---------     ----------      ---------        ----------
   Balance at September 30, 1995 . .   (1,985,803)      (886,606)       774,844        93,078,493

   Net income  . . . . . . . . . . .           -              -              -          3,032,537
   Awards of restricted stock  . . .           -        (140,557)            -            201,541
   Purchase of treasury stock
     (173,255 shares)  . . . . . . .           -              -              -         (5,729,530)
   Exercise of stock options (35,891
     shares) . . . . . . . . . . . .           -              -              -            390,045
   Dividends paid  . . . . . . . . .           -              -              -         (1,045,230)
   Repayment of loan to ESOP              280,862             -              -            280,862
   Amortization of unearned
     restricted stock  . . . . . . .           -         132,386             -            132,386
   Unrealized loss on securities
     available for sale  . . . . . .           -              -      (1,474,701)       (1,474,701)
                                       ----------      ---------      ---------        ----------
   Balance at September 30, 1996 . .  ($1,704,941)     ($894,777)     ($699,857)      $88,866,403
                                        =========       ========      =========        ==========


          See accompanying notes to consolidated financial statements.

                    ADVANTAGE BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         Year Ended September 30
                                                 1994               1995            1996

    Operating activities:
    Net income  . . . . . . . . . . . . .        $7,340,071        $8,150,985      $3,032,537
    Adjustments to reconcile net income to
     net cash provided by operating
     activities
     Provision for losses on loans  . . .           720,000           460,000         480,000
     Provision for depreciation   . . . .           779,071           912,397       1,085,360
     Writedown of intangible assets   . .                -                 -        4,719,529
     Amortization of intangible assets  .           496,445         2,062,530       2,611,780
     Equity in net income of
       unconsolidated partnerships  . . .           (96,171)         (116,335)       (113,685)
     Net loss (gain)  on sale of
       foreclosed properties  . . . . . .             3,818          (140,721)        (10,794)
     Net amortization of discount and
       premiums on mortgage securities  .         1,495,737          (785,634)       (816,812)
     Increase (decrease) in deferred
       income taxes . . . . . . . . . . .                -          1,620,723      (4,157,935)
     Increase (decrease) in accrued
       income taxes . . . . . . . . . . .          (164,612)          243,187        (668,768)
     Increase in interest receivable  . .           (43,602)         (408,757)       (266,448)
     Increase (decrease) in interest
       payable  . . . . . . . . . . . . .           534,524         1,574,886        (408,534)
     Loans originated for sale  . . . . .       (43,761,724)      (17,349,224)    (55,754,049)
     Proceeds from sale of loans  . . . .        47,477,928        15,928,424      55,103,049
     Receipt of FHLB stock dividend   . .                 -          (149,400)             -
     Amortization of cost of restricted
       stock benefit plan . . . . . . . .           270,698           294,369         132,386
     Assessment to recapitalize Savings
       Association Insurance Fund . . . .                 -                 -       4,434,589
     Other  . . . . . . . . . . . . . . .        (2,104,137)       (3,599,256)     (1,091,778)
                                                -----------       -----------     -----------
    Net cash provided by operating
     activities   . . . . . . . . . . . .        12,948,046         8,698,174       8,310,427

    Investing activities:
     Proceeds from maturities of
       certificates of deposit  . . . . .           594,000           914,598         198,000
     Proceeds from sale and maturity of
       U.S. Government and
       securities available for sale  . .         6,000,000        36,326,805       4,500,000
     Proceeds from sale of marketable
       equity securities  . . . . . . . .                -            435,750       2,088,713
     Proceeds from sale of mortgage-
       backed securities available for
       sale . . . . . . . . . . . . . . .                -          9,459,280              -
     Proceeds from sale of FHLB stock   .                -                 -        1,477,600
     Purchases of certificates of deposit          (314,216)         (202,474)       (500,820)
     Purchase of  U.S. government and
       agency securities available for
       sale . . . . . . . . . . . . . . .        (4,956,875)       (6,008,203)     (9,000,000)
     Purchase of FHLB stock   . . . . . .        (1,567,500)               -         (425,600)
     Purchases of mortgage loans  . . . .        (4,754,500)       (9,929,250)             -
     Purchases of mortgage-related
       securities held to maturity  . . .       (51,152,507)      (88,527,687)    (44,888,700)
     Purchases of mortgage-backed
       securities held to maturity  . . .       (29,989,121)       (4,874,040)             -
     Principal repayments on
       mortgage-related securities held to
       maturity . . . . . . . . . . . . .        16,637,814        12,322,954      18,930,463
     Principal repayments on mortgage-
       backed securities held to
       maturity . . . . . . . . . . . . .           374,434         4,080,032       3,151,987
     Loan principal repayments  . . . . .       123,943,311       163,171,984     204,629,823
     Loans originated   . . . . . . . . .      (163,539,077)     (201,912,372)   (253,766,609)
     Principal repayments on loan to ESOP           232,804           511,988         280,863
     Purchases of marketable equity
       securities . . . . . . . . . . . .        (2,648,458)       (1,553,187)     (2,785,453)
     Purchases of mortgage-backed
       securities available for sale  . .       (35,230,650)      (24,737,402)     (2,035,207)
     Purchases of mortgage-related
       securities available for sale  . .        (2,667,375)               -               -
     Principal repayments on mortgage-
       backed securities available for
       sale   . . . . . . . . . . . . . .        62,568,594        21,257,261      35,708,578
     Principal repayments on mortgage-
       related securities available for
       sale   . . . . . . . . . . . . . .         6,938,495           707,853       1,742,150
     Proceeds from sale of foreclosed
       properties . . . . . . . . . . . .           557,824         1,098,902       1,435,313
     Investments in and advances to
       unconsolidated partnerships  . . .                -                 -       (2,690,555)
     Principal repayments on loans to
       unconsolidated partnership . . . .           403,349           166,907         178,500
     Cash distribution from
       unconsolidated partnership . . . .           160,890            50,000         100,000
     Additions to office properties and
       equipment  . . . . . . . . . . . .        (1,179,264)         (740,142)     (3,070,369)
     Business acquisition, net of cash
       and cash equivalents acquired of
       $5,727,802:
       Loans receivable . . . . . . . . .                -        (37,181,491)             -
       Mortgage-backed securities . . . .                -        (34,168,133)             -
       U.S. government and agency
        securities  . . . . . . . . . . .                -        (45,543,011)             -
       Intangible assets  . . . . . . . .                -        (14,722,843)             -
       Deposit accounts . . . . . . . . .                -        106,934,528              -
       FHLB advances  . . . . . . . . . .                -          3,000,000              -
       Other - net  . . . . . . . . . . .                -          2,402,297              -
                                                -----------      ------------    ------------
    Net cash used in investing activities       (79,588,028)     (107,259,096)    (44,741,323)

    Financing activities:
     Net increase (decrease) in deposit
       accounts . . . . . . . . . . . . .        94,838,096        67,652,253      (1,074,018)
     Proceeds from notes payable to the
       Federal Home Loan Bank . . . . . .        63,000,000        41,000,000      64,500,000
     Repayment of notes payable to the
       Federal Home Loan Bank . . . . . .       (71,900,000)      (14,400,000)    (51,600,000)
     Net increase (decrease) in
       securities sold under agreements to
       repurchase . . . . . . . . . . . .          (450,000)        9,709,637      36,245,820
     Net increase (decrease) in advance
       payments by borrowers for taxes and
       insurance  . . . . . . . . . . . .           153,970           546,332      (2,161,009)
     Proceeds from exercise of stock
       options  . . . . . . . . . . . . .           119,647           994,252         230,304
     Dividends paid   . . . . . . . . . .                -           (665,120)     (1,045,230)
     Purchase of treasury stock   . . . .        (2,164,228)       (3,781,661)     (5,729,530)
                                                -----------       -----------     -----------
    Net cash provided by financing
     activities   . . . . . . . . . . . .        83,597,485       101,055,693      39,366,337
                                                -----------       -----------     -----------
    Increase in cash and cash equivalents        16,957,503         2,494,771       2,935,441

    Cash and cash equivalents:
    At beginning of year  . . . . . . . .        13,057,931        30,015,434      32,510,205
                                                -----------       -----------     -----------
    At end of year  . . . . . . . . . . .       $30,015,434       $32,510,205     $35,445,646
                                                ===========        ==========      ==========

    Supplemental disclosures of cash flow
     information:
     Interest paid (including amounts
       credited to deposit accounts)  . .       $24,418,977       $37,787,908     $44,173,966
     Income taxes paid  . . . . . . . . .         4,454,062         2,195,556       4,889,068
    Supplemental schedule of noncash
     investing activities:
     Loans receivable transferred to
       (from) foreclosed properties . . .          (183,991)        2,152,524        (747,536)
     Securities transferred from held-to-
       maturity to available- for- sale .                -                 -       37,300,000


          See accompanying notes to consolidated financial statements.

                    ADVANTAGE BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 1996

   1.  Summary of significant accounting policies

   Advantage Bancorp, Inc. (the "Company") is a Wisconsin corporation incorporated in December 1991 for the purpose of becoming a savings and loan holding company for Advantage Bank FSB (the "Bank"). On March 20, 1992, the Bank converted from a mutual to a stock form of ownership and the Company completed its initial public offering selling 4,124,780 shares at $9.20 per share. The Company acquired all of the issued and outstanding capital stock of the Bank using a portion of the net proceeds from the conversion.

   Business - The Company provides a full range of financial services to individual customers and small businesses through the Bank in Wisconsin and Illinois. The Company is subject to competition from other financial institutions. The Company and its subsidiaries are also subject to the regulations of certain governmental agencies and undergoes periodic examinations by those regulatory authorities.

   Basis of financial statement presentation - The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles ("GAAP") and to general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed properties, management obtains independent appraisals for significant properties.

   Principles of consolidation - The consolidated financial statements include the accounts and operations of the Company, the Bank and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Bank's investments in unconsolidated partnerships are accounted for using the equity method.

   Interest on loans - Interest on loans is recorded as income in the period earned. Allowances are established for accrued interest on loans on which any payments are considered uncollectible.

   Allowance for losses on loans - Specific allowances for losses on loans are established when any significant and permanent decline in value occurs. In addition, general loss allowances are provided based on past experience and on prevailing market conditions. Management's evaluation of loss considers various factors, including, but not limited to, fair value of the property, general economic conditions, loan portfolio composition, prior loss experience, estimated sales price, refurbishing costs, holding costs and selling costs. Where loss is indicated, a specific allowance for the estimated loss is provided or the uncollectible portion of the asset is written off.

   As of October 1, 1995, the Company adopted Financial Accounting Statement No. 114, "Accounting by Creditors for Impairment of a Loan." Statement No. 114 requires that impaired loans be measured at the present value of expected future cashflows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Company's financial statements were not significantly impacted by the adoption of Statement No. 114.

   Loan fees - Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amounts are amortized as an adjustment of the related loan's yield. The Bank is amortizing these amounts using the level-yield method over the contractual life of the related loans.

   Sales of loans - As of October 1, 1995, the Company adopted Financial Accounting Statement No. 122, "Accounting for Mortgage Servicing Rights," which requires that an allocation of costs be made between loans and their related servicing rights for loans originated with a definitive plan to sell or securitize these loans and retain the servicing rights. Statement No. 122 requires entities to recognize a separate asset for servicing rights which increases the gain on sale of loans when the servicing rights are retained. Prior to October 1, 1995, costs were fully allocated to the loan and servicing income was recognized as it was received over the life of the loan. Adoption of Statement No. 122 had the effect of increasing net income for fiscal year 1996 by approximately $400,000.

   Mortgage servicing rights - The cost of mortgage servicing- rights is amortized over the estimated life of the estimated net servicing revenue using the level yield method. Impairment of mortgage servicing rights is determined periodically based on the fair value of those rights. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value. The fair value of mortgage servicing rights is based on the present value of estimated future cashflows using current estimates of required market rates of return, loan prepayment rates, servicing costs, fee income, investment interest rates and other relevant factors.

   Investments in debt and equity securities - Investments in equity securities that have readily determinable fair values and investments in debt securities are classified in one of three categories and accounted for as follows:
   (1) Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost.
   (2) Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings. The Company had no trading securities during fiscal year 1995 or 1996.
   (3) Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

   Management determines the appropriate classification for its securities at the time of purchase.

   As of December 31, 1995, the Company reclassified approximately $37.3 million in securities from held-to-maturity to available-for-sale under the one-time opportunity allowed under the Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, which was issued by the Financial Accounting Standards Board ("FASB") in November 1995. Under this Guide, a one-time reclassification could be made without calling into question the propriety of the Company's stated intent relating to these securities in prior or subsequent periods.

   Foreclosed properties and properties subject to foreclosure - Real estate owned (which was acquired by foreclosure or by deed in lieu of foreclosure) and real estate in judgment are written down to their fair value upon acquisition and are subsequently carried at the lower of cost or net realizable value. Cost relating to the development and improvement of property are capitalized; holding costs are charged to expense.

   Office properties and equipment - Land is carried at cost. Buildings, furniture and equipment are carried at cost, less accumulated depreciation. The costs of buildings, furniture and equipment are depreciated principally using the straight-line method over the estimated useful lives of the assets.

   Income taxes - Deferred income tax assets and liabilities are adjusted regularly to amounts estimated to be receivable or payable based on current tax law and the Company's tax status. Consequently, tax expense in future years may be impacted by changes in tax rates and tax return limitations.

   Intangible assets - The cost in excess of net assets of acquired businesses is being amortized on an accelerated basis over the lives of the long-term assets acquired in the business combination. The cost in excess of net assets of acquired businesses, net of accumulated amortization, was $2,426,000 and $1,826,000 as of September 30, 1995 and 1996, respectively. Premiums resulting from the valuation of core deposits acquired in business combinations and the purchase of branch offices are being amortized on an accelerated basis over the estimated lives of the deposits using the level- yield method. Core deposit intangibles, net of accumulated amortization, were $11,864,000 and $5,076,000 as of September 30, 1995 and 1996, respectively.

   As of September 30, 1996, a $4,720,000 writedown of core deposit intangibles was recorded. This writedown related primarily to the core deposit intangible asset arising from the acquisition of Amity Bancshares, Inc. on December 16, 1994. The writedown brings the book value of the intangible asset to fair value based on a calculation of the present value of estimated future cashflows associated with the deposits. This writedown was necessitated by a faster-than-projected net withdrawals of acquired deposits and lower-than-projected market interest rates which has lowered the cost of alternative sources of funds used to value the intangible.

   Cash equivalents - The Company considers its demand deposits at other financial institutions to be cash equivalents.

   Interest rate swap agreements - The Company enters into interest rate swap agreements as a means of managing its exposure to rising market interest rates. The agreements involve the receipt of floating rate amounts in exchange for the payment of fixed rate interest payments over the life of the agreement without an exchange of the underlying principal
   amount (the "notional amount").    The differential to be paid or received
   on interest rate swaps entered into to reduce the impact of changes in market interest rates is accrued as interest rates change and is recognized over the life of the agreements as interest income or expense. The fair value of the swap agreements are not recognized in the financial statements.

   Pending accounting changes - The Financial Accounting Standards Board
   (FASB) issued SFAS No. 123 ("Accounting for Stock-Based Compensastion") in October 1995 relating to stock-based employee compensation plans. SFAS No. 123 is effective for awards granted in years beginning after December 15, 1994, however, disclosures are not required until years beginning after December 15, 1995. This Statement defines a fair value based method of accounting for employee stock options or similar equity instruments. However, the Statement allows an entity to continue to measure compensation cost for these plans using an intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to retain the accounting treatment under APB No. 25 must make pro forma footnote disclosures of net income and earnings per share as if the fair value based method of accounting defined in this statement had been applied. Management has not decided which method it will elect for the Company's fiscal year ending September 30, 1997.

   In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides new accounting and reporting standards for sales, securitization, and servicing of receivables and other financial assets and extinguishments of liabilities. The provisions of the Statement are to be applied to transactions occurring after December 31, 1996. Management does not believe the Company will be significantly impacted by the adoption of Statement No. 125.

   Earnings per share - Earnings per share of common stock is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year. The resulting number of shares used in computing earnings per share for fiscal 1994, 1995 and 1996 was
   3,740,803, 3,706,235 and 3,661,833, respectively.   Stock options are
   regarded as common stock equivalents and are therefore considered in the earnings per share calculations. Common stock equivalents are computed using the treasury stock method.

   Stock dividend - All per share amounts have been adjusted to reflect a 25% stock dividend paid as of February 23, 1996 in the form of a five-for-four stock split.

   Reclassifications - Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform to the 1996 presentations.

   2.  Business combinations

   On December 16, 1994, the Company completed the acquisition of Amity Bancshares, Inc. ("Amity") in a cash transaction for $25.0 million. The transaction was accounted for as a purchase. Amity, based in Tinley Park, Illinois, was the parent company of Amity Federal Bank for Savings. Amity had total assets of $141.2 million as of December 16, 1994. This acquisition resulted in the recording of a core deposit intangible of $11.8 million and goodwill (unidentifiable intangible asset) of $2.6 million. The core deposit intangible is being amortized to expense on an accelerated basis over the estimated life of the deposits. Goodwill is being amortized to expense at a constant rate applied to the carrying amount of the long-term interest-earning assets.

   On August 21, 1995, the Company completed the cash purchase of substantially all of the assets of The Financial Center of Illinois, Inc., a mortgage broker operating in the Chicago and Milwaukee metropolitan areas. The purchase price was not material to the Company's consolidated financial statements.

   3.  Investments in securities
   The amortized cost and estimated market values of investment securities at September 30, 1995 and 1996 are as follows:

                                                                                            Estimated
                                               Amortized                                      Market
                                                Cost at          Gross          Gross        Value at
                                              September 30     Unrealized    Unrealized    September 30
                                                  1995           Gains         Losses          1995

    U.S. government and agency securities
      available for sale:
      U.S. Treasury notes   . . . . . . . .       $1,488,519        $1,898        $1,276      $1,489,141
      Federal Home Loan Bank notes  . . . .       12,145,267        358,097       13,493      12,489,871
      Federal National Mortgage Association
         notes  . . . . . . . . . . . . . .        6,445,975         95,745           -        6,541,720
      Federal Farm Credit Notes   . . . . .        1,996,867         59,070           -        2,055,937
      Sallie Mae Notes  . . . . . . . . . .        2,370,121         69,573           -        2,439,694
                                                  ----------        -------       ------      ----------
                                                 $24,446,749       $584,383      $14,769     $25,016,363
                                                  ==========        =======       ======      ==========
    Mortgage-backed securities available
      for sale  . . . . . . . . . . . . . .     $145,005,106     $1,626,403   $1,600,923    $145,030,586
                                                 ===========      =========    =========     ===========
    Mortgage-backed securities held to
      maturity  . . . . . . . . . . . . . .      $44,766,566       $940,759      $44,290     $45,663,035
                                                 ===========        =======       ======      ==========
    Mortgage-related securities available
      Interest only strips backed by FNMA
         MBS  . . . . . . . . . . . . . . .       $2,069,539       $669,309     $     -       $2,738,848
      Principal only strips backed by FNMA
         MBS  . . . . . . . . . . . . . . .        8,582,338        151,240       976,644      7,756,934
                                                  ----------        -------       ------      ----------
                                                 $10,651,877       $820,549      $976,644    $10,495,782
                                                  ==========        =======       =======     ==========
    Mortgage-related securities held to
      maturity:
      CMOs backed by FNMA/FHLMC
         mortgage-backed securites  . . . .      $98,769,968     $1,681,904      $338,464   $100,113,408
      AAA- and AA-rated whole loan CMOs   .       52,536,180      1,167,535       223,997     53,479,718
                                                 -----------     ----------      --------    -----------
                                                $151,306,148     $2,849,439      $562,461   $153,593,126
                                                 ===========      =========       =======    ===========

    Marketable equity securities available        $3,766,706       $907,688       $30,054     $4,644,340
                                                   =========        =======        ======      =========
    U.S government and agency securities
     available for sale:
     U.S. Treasury notes  . . . . . . . . .       $2,997,903      $     -         $38,528     $2,959,375
     Federal Home Loan Bank notes   . . . .       12,388,116         98,621        24,425     12,462,312
     Federal National Mortgage Association
       notes  . . . . . . . . . . . . . . .        7,510,349         23,972        10,685      7,523,636
     Federal Farm Credit Notes  . . . . . .        1,997,671         36,704           -        2,034,375
     Federal Home Loan Mortgage Corp.
       Notes  . . . . . . . . . . . . . . .        1,989,803            -           9,933      1,979,870
     Sallie Mae Notes   . . . . . . . . . .        2,393,577         32,992           781      2,425,788
                                                  ----------      ---------       -------     ----------
                                                 $29,277,419       $192,289       $84,352    $29,385,356
                                                  ==========       ========       =======     ==========
    Mortgage-backed securities available
     for sale   . . . . . . . . . . . . . .     $142,359,026       $564,865    $2,837,226   $140,086,665
                                                 ===========       ========     =========    ===========

    Mortgage-backed securities held to           $11,011,238       $151,302        $3,173    $11,159,367
                                                 ===========       ========     =========     ==========
    Mortgage-related securities available
       for sale:
     Interest only strips backed by FNMA
       MBS  . . . . . . . . . . . . . . . .       $1,733,846     $1,081,127     $     -       $2,814,973
     Principal only strips backed by FNMA
       MBS  . . . . . . . . . . . . . . . .        7,873,451        109,782     1,255,757      6,727,476
     A-rated whole loan CMO   . . . . . . .        4,746,922         97,233           -        4,844,155
     AAA-rated FHLMC CMO  . . . . . . . . .          869,831            -          30,315        839,516
                                                  ----------      ---------     ---------     ----------
                                                 $15,224,050     $1,288,142    $1,286,072    $15,226,120
                                                  ==========      =========     =========     ==========
    Mortgage-related securities held
      to maturity:
     CMOs backed by FNMA/FHLMC MBS  . . . .      $52,773,160     $1,242,603      $302,219    $53,713,544
     AAA- and AA-rated whole loan CMOs  .        118,696,862      1,158,180       655,156    119,199,886
                                                 -----------      ---------       -------    -----------
                                                $171,470,022     $2,400,783      $957,375   $172,913,430
                                                 ===========     ==========     =========    ===========

    Marketable equity securities available
     for sale   . . . . . . . . . . . . . .       $4,431,788       $675,767       $64,464     $5,043,091
                                                   =========      =========       =======     ==========



   The amortized cost and estimated market values of U.S. government and agency securities available for sale at September 30, 1996 by contractual maturity, are shown below.

                                                        Estimated
                                       Amortized          Market
                                          Cost            Value

    Due in one year or less . .         $8,511,901       $8,540,000
    Due after one year through
      five years  . . . . . . .         20,765,518       20,845,356
                                        ----------       ----------
                                       $29,277,419      $29,385,356
                                        ==========       ==========

   Mortgage securities generally have long-term (15 to 30 year) contractual maturities. However, actual maturities are usually less than contractual maturities because borrowers have the right to call or prepay obligations without call or prepayment penalties.

   Proceeds from sales of securities available for sale during 1996 were $2,088,713. Gross gains of $866,070 were realized on those sales in 1996. Proceeds from sales of securities available for sale during 1995 were
   $44,222,000   Gross gains of $145,000 were realized on those sales in
   1995.


   Accrued interest on investments and mortgage securities consists of:


                                                      September 30
                                                 1995            1996
    Certificates of deposit . . . . . . . .    $    1,593        $    1,027
    U.S. Government and agency securities .       298,356           387,168
    Mortgage securities . . . . . . . . . .     2,402,546         2,252,477
                                                ---------         ---------
                                               $2,702,495        $2,640,672
                                                =========         =========

   4.  Loans receivable

   Loans receivable, including loans held for sale, consist of:

                                                      September 30
                                                  1995            1996
    First mortgage loans:
     One- to four-family residential  . . .    $399,467,216   $418,646,211
     Multi-family   . . . . . . . . . . . .      27,809,937     24,993,017
     Commercial real estate   . . . . . . .      49,393,103     54,671,293
     One- to four-family residential spec
       construction . . . . . . . . . . . .      11,056,558      7,598,430
     Other construction and land  . . . . .      20,629,338     30,160,649
                                                -----------    -----------
                                                508,356,152    536,069,600

    Other loans:
     Home equity and second mortgage  . . .      22,740,984     43,893,371
     Education  . . . . . . . . . . . . . .       3,613,498      4,039,550
     Automobile   . . . . . . . . . . . . .       1,019,760      1,553,137
     Other consumer   . . . . . . . . . . .       1,323,144      1,732,221
     Commercial business loans  . . . . . .      10,853,080     10,691,062
                                                -----------    -----------
                                                 39,550,466     61,909,341
                                                -----------     ----------
    Total gross loans receivable  . . . . .     547,906,618    597,978,941

    Add:  Accrued interest on all loans . .       3,390,111      3,718,382
    Less:
     Undisbursed portion of loan proceeds       (31,531,389)   (30,099,538)
     Unamortized loan fees  . . . . . . . .      (2,017,214)    (2,104,405)
     Allowance for loan losses  . . . . . .      (5,271,182)    (5,773,354)
     Allowance for uncollected interest   .        (194,817)      (938,386)
                                                -----------    -----------
                                                (35,624,491)   (35,197,301)
                                                -----------    -----------
                                               $512,282,127   $562,781,640
                                               ============    ===========


   As of September 30, 1996, there were no loans that had been the subject of a troubled debt restructuring.

   5.  Foreclosed properties and properties subject to foreclosure

   Foreclosed properties and properties subject to foreclosure are summarized as follows:

                                                         September 30
                                                     1995           1996

    Real estate owned . . . . . . . . . . . . .    $  813,392     $1,034,703
    Real estate judgments subject to redemption     1,267,031        368,737
                                                   ----------     ----------
                                                   $2,080,423     $1,403,440
                                                    =========      =========

   6.  Allowance for losses on loans

   A summary of the activity in the allowance for losses on loans follows:

                                                  September 30
                                         1994         1995         1996

    Balance at beginning of year  . . $4,936,736   $5,327,515   $5,271,182
    Additions from loan purchases . .        -        517,798          -
    Provisions  . . . . . . . . . . .    720,000      460,000      480,000
    Charge-offs . . . . . . . . . . .   (427,625)  (1,072,115)     (39,975)
    Recoveries  . . . . . . . . . . .     98,404       37,984       62,147
                                       ---------    ---------    ---------
    Balance at end of year  . . . . . $5,327,515   $5,271,182   $5,773,354
                                       =========    =========    =========


   A substantial portion of the Company's loans are collaterized by real estate in southern Wisconsin and northern Illinois. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in market conditions in these geographic areas. Management believes that the allowance for losses on loans is adequate. While management uses available information to recognize losses, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

   7.  Office properties and equipment

   Office properties and equipment are summarized as follows:

                                                         September 30
                                                       1995         1996
    Cost:
      Land and improvements   . . . . . . . . . .   $2,139,021    $2,349,393
      Office buildings  . . . . . . . . . . . . .    8,127,499     9,399,227
      Furniture and equipment   . . . . . . . . .    7,529,846     9,116,848
                                                    ----------    ----------
                                                    17,796,366    20,865,468
    Less allowances for depreciation  . . . . . .   (7,249,774)   (8,333,867)
                                                    ----------    ----------
                                                   $10,546,592   $12,531,601
                                                    ==========    ==========

   8.  Deposit accounts

   Deposit accounts are summarized as follows:

                                                             September 30

                                                    1995                        1996
                                             Amount        Rate         Amount         Rate

    Short-term deposits:
       Checking accounts:
           Non-interest bearing . . . .    $27,158,407        0.00%   $31,345,513         0.00%
           Interest-bearing . . . . . .     48,250,637        2.22     50,322,957         1.81
       Variable rate money market
         accounts . . . . . . . . . . .    133,621,391        3.97    147,038,443         3.92
       Regular savings accounts . . . .     48,323,290        2.50     43,010,687         2.50
       Certificate accounts (by
         original maturity):
          One year or less  . . . . . .    148,861,105        5.65    140,487,605         5.28
          One to two years  . . . . . .     94,757,504        5.48     95,289,041         5.80
          Two to three years  . . . . .     98,395,113        5.68     94,304,153         5.81
          Three to four years . . . . .     50,409,349        6.08     49,092,040         6.07
         Four to five years . . . . . .     29,974,284        6.25     27,644,037         6.00
         Five or more years . . . . . .      2,173,803        7.12      2,316,390         6.54
                                           -----------       -----    -----------        -----
              Total certificates  . . .    424,571,158        5.72    409,133,265         5.67
                                           -----------       -----    -----------        -----
                                          $681,924,883        4.67%  $680,850,865         4.55%
                                           ===========       =====    ===========        =====

   Deposit accounts with individual balances greater than $100,000 totaled $73,824,000 and $87,676,000 at September 30, 1995 and 1996, respectively.

   Aggregate annual maturities of certificate accounts at September 30, 1996 are as follows:

    Matures during year ending
    September 30:
    1997  . . . . . . . . . . . . . . .    $287,075,171
    1998  . . . . . . . . . . . . . . .      84,282,517
    1999  . . . . . . . . . . . . . . .      21,000,988
    2000  . . . . . . . . . . . . . . .      13,139,619
    2001  . . . . . . . . . . . . . . .       2,758,977
    Thereafter  . . . . . . . . . . . .         875,993
                                            -----------
                                           $409,133,265
                                            ===========


   9.  Notes payable to the Federal Home Loan Bank

        Notes payable to the Federal Home Loan Bank consist of the following:

                                     September 30
    Matures During            1995                     1996
     Year Ending      Weighted                 Weighted
    September 30        Rate       Amount        Rate        Amount

      1996 . .    .      6.31%  $41,600,000       -  %    $      -
      1997 . . . .       5.30    38,050,000      5.37      50,550,000
      1998 . . .         6.84    29,000,000      6.45      59,000,000
      1999 . . . .       6.36    45,925,000      6.42      56,925,000
      2000 . . . .       6.33     5,835,000      6.44       6,835,000
      2001 . . . .       6.64     1,000,000      6.64       1,000,000
      2002 . . . .       7.76     1,240,000      7.76       1,240,000
      2005 . . . .       8.45       360,000      8.45         360,000
                                -----------               -----------
                         6.20% $163,010,000      6.15%   $175,910,000
                                ===========               ===========

   At September 30, 1996, $28,500,000 of the above notes payable may be repaid without a prepayment penalty at six- month intervals. All other notes are subject to a prepayment penalty if they are repaid prior to maturity.

   The Bank is required to maintain as collateral unencumbered mortgage loans and mortgage-related securities such that the outstanding notes payable
   balance does not exceed 60% of the book value of this collateral.   In
   addition, these notes are collaterized by all Federal Home Loan Bank stock.

   10.  Securities sold under agreements to repurchase

   The Company enters into sales of securities under fixed- coupon agreements to repurchase the identical securities (reverse repurchase agreements). Fixed-coupon reverse repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the statement of financial condition. The dollar amount of securities underlying the agreements remains in the asset accounts. The outstanding agreements had a weighted average interest rate of 5.77% and 5.87% at September 30, 1995 and 1996, respectively, and generally mature within six months after the fiscal year-end. The securities underlying the agreements, as summarized below, are held in safekeeping.

                                                     September 30
                                                   1995          1996

    FHLMC mortgage-backed securities  . . . .    $6,682,464    $42,485,232
    FNMA mortgage-backed securities . . . . .     6,864,061      8,738,500
    Collaterized mortgage obligations . . . .            -      22,133,917
    Accrued interest  . . . . . . . . . . . .        82,521        444,748
                                                  ---------     ----------
    Total book value (approximates market
     value)   . . . . . . . . . . . . . . . .   $13,629,046    $73,802,397
                                                 ==========     ==========

   11.  Stockholders' equity

   The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to adjusted total assets (as defined). Management believes, as of September 30, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

   As of September 30, 1996, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

   The Bank's actual capital amounts and ratios are presented in the table below (dollars in thousands):

                                                                                   To Be Well
                                                                                Capitalized Under
                                                              For Capital       Prompt Corrective
                                            Actual         Adequacy Purposes    Action Provisions
                                       Amount    Ratio     Amount     Ratio     Amount      Ratio

    As of September 30, 1996:
     Total capital to risk-weighted
       assets . . . . . . . . . . .    $63,199     13.48%   $37,495     8.00%     $46,868    10.00%
     Tier 1 capital to risk-weighted
       assets . . . . . . . . . . .     57,440     12.26%    18,747     4.00%      28,121     6.00%
     Tier 1 capital to adjusted
       total assets . . . . . . . .     57,440      5.72%    30,129     3.00%      50,215     5.00%

    As of September 30, 1995:
     Total capital to risk-weighted
       assets . . . . . . . . . . .    $70,281     16.52%   $34,039     8.00%      42,549    10.00%
     Tier 1 capital to risk-weighted
       assets . . . . . . . . . . .     64,962     15.27%    17,020     4.00%      25,529     6.00%
     Tier 1 capital to adjusted
       total assets . . . . . . . .     64,962      6.79%    28,684     3.00%      47,807     5.00%


   Applicable rules and regulations of the OTS impose limitations on dividends by the Bank. Within those limitations, certain "safe harbor" dividends are permitted, subject to providing the OTS at least 30 days advance notice. The safe harbor amounts are based upon an institution's regulatory capital level. Thrift institutions which have capital in excess of all capital requirements before and after the proposed dividend are permitted to make capital distributions during any calendar year up to the greater of (1) 100% of net income to date during the calendar year, plus one-half of the surplus over such institution's capital requirements at the beginning of the calendar year, or (2) 75% of net income over the most recent four-quarter period. Additional restrictions would apply to an institution which does not meet its capital requirement before or after a proposed dividend.

   Unlike the Bank, the Company is not subject to regulatory restrictions on the payment of dividends to its shareholders. However, the source of its future dividends may depend upon dividends from the Bank.


   12.  Income taxes

   The Company and its subsidiaries file a consolidated federal income tax return and separate state income tax returns. Provisions are made in the income tax expense accounts for deferred taxes applicable to income and expense items reported in different periods for financial statement purposes than for income tax return purposes.

   Prior to October 1, 1996, the Bank qualified under provisions of the Internal Revenue Code which permitted as a deduction from taxable income allowable bad debt deductions based on a percentage of taxable income which significantly exceeded actual loss experience and the financial statement loan loss provisions. At September 30, 1996, retained earnings includes approximately $22,400,000 for which no provision for income tax has been made. Income taxes would be imposed at the then-applicable rates if the Bank were to use these reserves for any other purpose. The income tax liability on this $22,400,000 would approximate $8,500,000.

   The provision for income taxes consists of the following:

                                            Year Ended September 30
                                       1994          1995          1996
    Current:
      Federal   . . . . . . . . .    $3,883,310     $3,000,755   $5,377,588
      State   . . . . . . . . . .       520,957         78,952      129,357
                                     ----------     ----------   ----------
                                      4,404,267      3,079,707    5,506,945
    Deferred:
      Federal   . . . . . . . . .       (65,763)     1,381,170   (3,578,723)
      State   . . . . . . . . . .       (49,054)        56,671     (464,398)
                                     ----------      ---------   ----------
                                       (114,817)     1,437,841   (4,043,121)
                                     ----------      ---------   ----------
                                     $4,289,450     $4,517,548   $1,463,824
                                     ==========      =========   ==========

   The provision for income taxes differs from that computed at the federal statutory corporate tax rate as follows:

                                         Year Ended September 30
                                        1994         1995       1996

    Income before income taxes  . . $11,629,521  $12,668,533  $4,496,361
                                     ==========   ==========   =========
    Tax at federal statutory rate
      of 34%  . . . . . . . . . . .  $3,954,037   $4,307,301  $1,528,763
    Add (deduct) effect of:
      State income taxes (net of
      federal income tax benefit)       314,161       89,511    (221,127)
      Amortization of goodwill  . .      33,994      113,973     137,265
      Tax exempt interest-net   . .     (13,442)      (6,436)     (7,287)
      Other   . . . . . . . . . . .         700       13,199      26,210
                                      ---------   ----------   ---------
    Provision for income taxes  . .  $4,289,450   $4,517,548  $1,463,824
                                      =========    =========   =========


   The components of the provision (credit) for deferred income taxes are as follows:

                                             Year ended September 30
                                         1994          1995         1996

    Allowance for losses on loans .     ($151,207)   ($206,430)    ($128,801)
    Accrued expenses  . . . . . . .       (72,422)      72,749    (1,867,562)
    Deferred loan fees  . . . . . .        72,182       75,876       333,454
    Differences between book and tax
      depreciation  . . . . . . . .        22,000       65,632        98,752
    Interest on collateralized
      mortgage obligations  . . . .         9,572       10,974      (175,509)
    Recognition of
      discounts/premiums (related
      to business acquisitions) not
      recognized for tax purposes          65,538    1,412,446    (1,843,199)
    FHLB dividends paid in stock  .             -        3,446        50,941
    Reserve for uncollected
      interest  . . . . . . . . . .       (59,812)    (111,892)      135,554
    State income taxes  . . . . . .             -       56,670      (458,807)
    Income of partnerships  . . . .             -       58,359       (12,127)
    Other . . . . . . . . . . . . .          (668)          11      (175,817)
                                        ---------    ---------    ----------
                                        ($114,817)   $1,437,841  ($4,043,121)
                                        =========    =========    ==========

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets (liabilities) are as follows:

                                                          September 30
                                                      1995            1996
    Deferred tax assets:
      Allowance for losses on loans   . . . .        $986,247     $1,115,048
      Accrued expenses deducted on a cash             275,404      2,142,966
         basis for tax purposes . . . . . . .
      Deferred loan fees  . . . . . . . . . .         706,025        372,571
      Reserve for uncollected interest  . . .         464,107        328,553
      State income taxes  . . . . . . . . . .              -         386,999
      Unrealized losses on securities                      -         425,085
         available for sale . . . . . . . . .
      Other   . . . . . . . . . . . . . . . .              -         175,836
                                                   ----------     ----------
         Total deferred tax assets  . . . . .       2,431,783      4,947,058
      Valuation allowance   . . . . . . . . .        (254,354)      (254,354)
                                                   ----------     ----------
         Adjusted deferred tax assets . . . .       2,177,429      4,692,704

    Deferred tax liabilities:
      Differences between book and tax               (486,671)      (585,423)
         depreciation . . . . . . . . . . . .
      Interest on collaterized mortgage              (175,509)             -
         obligations  . . . . . . . . . . . .
      Income of partnerships  . . . . . . . .        (255,217)      (243,090)
      Recognition of discounts/premiums
         (related to acquisitions) not             (2,840,972)      (997,773)
         recognized for tax purposes  . . . .
      FHLB dividends paid in form of FHLB            (173,788)      (224,759)
         stock  . . . . . . . . . . . . . . .
      State income taxes  . . . . . . . . . .         (71,808)            -
      Unrealized gains on securities                 (541,788)            -
         available for sale . . . . . . . . .
      Other   . . . . . . . . . . . . . . . .             (10)            -
                                                   ----------     ----------
         Total deferred tax liabilities . . .      (4,545,763)    (2,051,045)
                                                   ----------     ----------
    Total net deferred tax asset (liability)      ($2,368,334)    $2,641,659
                                                   ==========     ==========

   13.  Officer, director and employee plans

   Profit-Sharing Plan:  The Company has a trusteed profit-sharing plan for
   all employees meeting minimum eligibility requirements.   Profit-sharing
   plan contributions, which are employer matching contributions, were $31,120, $41,065 and $43,118 in 1994, 1995 and 1996, respectively. The plan includes a provision which qualifies the plan under Section 401(k) of the Internal Revenue Code. Under the plan, participants may elect to defer a portion of their compensation (between 1% and 10%) and contribute this amount to the plan. Employee contributions of up to 5% of compensation are matched 25% by the Company.

   Stock Option Plans: Under the Company's 1991 stock option plan, 1995 equity incentive plan and 1996 non-employee director stock option plan, shares of common stock are reserved for the grant of both incentive and non-incentive stock options to officers, key employees and directors. The 1991 and 1995 plans also provide for the issuance of restricted stock and stock appreciation rights. All of the plans provide that option prices will not be less than the fair market value of the stock at the grant date. The date on which the options are first exercisable is determined by the Personnel Committee of the Board of Directors. Options granted under the 1991 and 1996 plans expire no later than ten years from the grant date. Options granted under the 1995 plan have such terms as are determined by the Personnel Committee, except that the term of an incentive stock option may not exceed 10 years.

   A summary of stock option transactions follows:

                                            Number of       Average Option
                                              Shares        Price Per Share

    Balance September 30, 1993  . . .          345,941               $9.20
      Granted   . . . . . . . . . . .           23,750              $22.25
      Exercised   . . . . . . . . . .          (13,005)              $9.20
                                             ---------            --------
    Balance September 30, 1994  . . .          356,686              $10.07
      Granted   . . . . . . . . . . .           31,938              $25.14
      Conversion of Amity options to
         Advantage options  . . . . .           97,936               $6.26
      Exercised   . . . . . . . . . .         (115,315)              $8.62
                                             ---------            --------
    Balance September 30, 1995  . . .          371,245              $10.82
      Granted   . . . . . . . . . . .           26,476              $32.42
      Forfeited   . . . . . . . . . .          (16,250)             $24.51
      Exercised   . . . . . . . . . .          (35,887)              $6.42
                                             ---------            --------
    Balance September 30, 1996  . . .          345,584              $20.38
                                             =========            ========


   Options to purchase 318,146 shares were exercisable as of September 30, 1996. As of that date, options for 608,392 shares were available for future grant.

   Employee Stock Ownership Plan ("ESOP"): The Company sponsors an ESOP which covers substantially all employees with more than one year of employment and who have attained the age of 21. In 1992, the ESOP borrowed $3,036,000 from the Company to purchase 330,000 common shares of the Company in the initial public offering. The Bank makes scheduled discretionary cash contributions to the ESOP sufficient to service the amount borrowed. The unpaid balance of the ESOP loan is reflected as a reduction from stockholders' equity in the Company's consolidated statements of financial condition. ESOP expense was $381,882, $366,589 and $347,594 in fiscal years 1994, 1995 and 1996, respectively.

   Bank Incentive Plans:   The Company has four Bank Incentive Plans ("BIPs")
   which acquired a total of 4% of the shares of common stock in the initial public offering. The Bank contributed $1,518,000 to the BIPs to enable the BIP trustee to acquire a total of 165,000 shares of the common stock in the initial public offering. Shares were awarded to employees in management positions in order to provide them with a proprietary interest in the Company in a manner designed to encourage such employees to remain with the Company. A summary of shares granted under the BIPs follows:

                                                      Market Value of
                                          Number of       Stock at
                                           Shares      Date of Grant

    Balance September 30, 1993  . . .      111,231             $9.20
      Granted   . . . . . . . . . . .       20,800            $21.92
      Forfeited   . . . . . . . . . .       (2,660)            $9.20
                                         ---------           -------
    Balance September 30, 1994  . . .      129,371            $11.25
      Granted   . . . . . . . . . . .        8,116            $22.20
      Forfeited   . . . . . . . . . .       (8,700)           $10.34
                                         ---------           -------
    Balance September 30, 1995  . . .      128,787            $12.00
      Granted   . . . . . . . . . . .        7,747            $27.35
      Forfeited   . . . . . . . . . .      (13,579)           $22.25
                                         ---------            ------
    Balance September 30, 1996             122,955            $11.83
                                         =========            ======

   The contribution to the BIPs is being amortized to compensation expense as the Bank's employees become vested in those shares. Amortization expense was $270,698, $294,369 and $132,386 for fiscal years 1994, 1995 and 1996, respectively. The unamortized cost, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity.

   14.  Financial instruments with off-balance sheet risk

   The Company is a party to various financial instruments with off-balance sheet risk in the normal course of business. These instruments include commitments to extend credit and interest rate swaps used to manage its interest rate risk. These instruments involve, in varying degrees, elements of credit risk and interest rate risk in excess of the amounts recorded in the consolidated financial statements. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

   The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and minimize interest rate risk is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on balance-sheet instruments.

   Financial instruments whose contract amounts represent credit risk are as follows at September 30:

                                                       1995          1996
    Commitments to originate mortgage loans:
       Fixed-rate (average rate of 7.89%-1995)     $1,799,300     $1,119,500
       Adjustable-rate  . . . . . . . . . . . .    $9,405,300     $7,401,310
    Unused lines of credit:
       Home equity (adjustable-rate)  . . . . .    $17,980,000   $27,592,918
       Commercial loans (fixed-rate)  . . . . .    $13,752,000   $28,080,000
    Interest rate swaps--notional amount (pay
       fixed rate, receive floating rate):
       Maturing 1997  . . . . . . . . . . . . .    $30,000,000   $30,000,000
       Maturing 1998  . . . . . . . . . . . . .     10,000,000    10,000,000
                                                    ----------    ----------
       Total interest rate swaps  . . . . . . .    $40,000,000   $40,000,000
                                                    ==========    ==========

   Commitments to originate mortgage loans are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. Collateral varies but consists primarily of one- to four-family residences and income-producing commmercial properties.

   Commitments to extend credit on a fixed-rate basis expose the Company to a certain amount of interest-rate risk if market rates of interest substantially increase during the commitment period. This exposure, however, is mitigated by contracting for firm commitments to sell the majority of these loans. Commitments outstanding to sell loans at September 30, 1996 amounted to $3,320,000.

   The Company enters into interest rate swaps to help manage its interest rate risk. In these swaps, the Company agrees to exchange, at specified intervals, the difference between fixed- and floating-interest amounts calculated on an agreed-upon notional principal amount. Because the Company tends to have interest-earning assets with a longer duration than its interest-bearing liabilities, interest-rate swaps are used in which the Company pays a fixed rate and receives a floating rate to reduce the impact of changes in interest rates on the Company's net interest income.
    The net amount payable or receivable from interest-rate swap agreements is accrued as an adjustment to interest income.

   The Company's current credit exposure on swaps is limited to the value of interest-rate swaps that have become favorable to the Company. At September 30, 1996, the market value of interest-rate swaps in a favorable position was $22,000 while the net fair value of all interest-rate swaps was a negative $184,000.


   15.  Fair value of financial instruments

   The Company discloses fair value information about financial instruments, whether or not recognized in the statements of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent market data and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from this disclosure. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

    It is not the Company's intent to liquidate and realize the difference between market value and carrying value of its financial instruments. Even if the Company's financial instruments were liquidated, there can be no assurance that the estimated market values could be realized.

   The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments:

   Cash and cash equivalents, certificates of deposit and accrued interest:
   The carrying amounts reported in the statements of financial condition approximate the fair values of those assets and liabilities.

   Investment and mortgage securities: Fair values for investment, mortgage-backed and mortgage-related securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Loans receivable: The fair value of loans held for sale is based on quoted market prices. The fair value of residential mortgage loans held for investment, commercial real estate loans, commercial business loans, consumer loans and other loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

   Mortgage servicing rights: Mortgage loan servicing rights, which represent the Company's contractual right to service loans for others, represent a distinct income producing intangible asset that could be realized by selling those rights to another party. The Company's consolidated balance sheet reflects only originated mortgage servicing rights acquired after September 30, 1995. The Company has no purchased servicing rights.

   Federal Home Loan Bank stock: The fair value of Federal Home Loan Bank stock is based on cost, which is also equal to its redeemable value.

   Deposits: The fair value disclosed for NOW accounts, passbook accounts and money market accounts is equal to the amount payable on demand (i.e., their carrying value). The fair value of fixed-rate certificates of deposit is estimated using discounted cash flow calculations with the discount rates equal to interest rates currently being offered by the Company for certificates with similar terms and maturities.

   Notes payable to Federal Home Loan Bank and Securities sold under agreements to repurchase: The fair value of these borrowings is estimated using discounted cash flow calculations with the discount rates equal to interest rates currently being offered for borrowings with similar terms and maturities.

   The carrying amounts and fair values of the Company's financial instruments consist of the following:

                                             September 30, 1995           September 30, 1996
                                           Carrying                     Carrying
                                            Amount       Fair Value      Amount      Fair Value

    Financial Assets
    Cash and cash equivalents . . . . .    $32,510,205   $32,510,205   $35,445,646    $35,445,646
    Certificates of deposit . . . . . .        308,247       308,247       611,067        611,067
    U.S. government and agency
       securities available for sale  .     25,016,363    25,016,363    29,385,356     29,385,356
    Mortgage-backed securities
       available for sale . . . . . . .    145,030,586   145,030,586   140,086,665    140,086,665
    Mortgage-backed securities held to
       maturity . . . . . . . . . . . .     44,766,566    45,663,035    11,011,238     11,159,367
    Mortgage-related securities
       available for sale . . . . . . .     10,495,782    10,495,782    15,226,120     15,226,120
    Mortgage-related securities held to
       maturity . . . . . . . . . . . .    151,306,148   153,593,126   171,470,022    172,913,430
    Marketable equity securities  . . .      4,644,340     4,644,340     5,043,091      5,043,091
    Loans held for sale . . . . . . . .      2,405,000     2,405,000     3,056,000      3,056,000
    Loans receivable:
       First mortgage loans . . . . . .    467,578,153   480,203,467   494,452,348    502,024,395
       Consumer loans . . . . . . . . .     28,357,412    28,843,786    50,863,848     51,574,813
       Commercial business loans  . . .     10,551,451    10,582,856    10,691,062     10,731,328
       Accrued interest receivable  . .      3,390,111     3,390,111     3,718,382      3,718,382
                                           -----------   -----------   -----------    -----------
                                           509,877,127   523,020,220   559,725,640    568,048,918

    Mortgage servicing rights                      -             -         630,512        724,268
    Federal Home Loan Bank stock  . . .      9,847,600     9,847,600     8,795,600      8,795,600
    Accrued interest on investments and
       mortgage securities  . . . . . .      2,702,495     2,702,495     2,640,672      2,640,672
                                           -----------   -----------   -----------    -----------
                                          $938,910,459  $955,236,999  $983,127,629   $993,136,200
                                           ===========   ===========   ===========    ===========
    Financial Liabilitities
    Deposits:
       NOW accounts . . . . . . . . . .    $75,409,044   $75,409,044   $81,668,470    $81,668,470
       Variable rate money market
          deposits  . . . . . . . . . .    133,621,391   133,621,391   147,038,443    147,038,443
       Regular savings accounts . . . .     48,323,290    48,323,290    43,010,687     43,010,687
       Certificates of deposit  . . . .    424,571,158   425,835,120   409,133,265    410,443,753
                                           -----------   -----------   -----------    -----------
                                           681,924,883   683,188,845   680,850,865    682,161,353

    Notes payable to Federal Home Loan
    Bank  . . . . . . . . . . . . . . .    163,010,000   163,385,634   175,910,000    175,848,137
    Securities sold under agreement to
    repurchase  . . . . . . . . . . . .     12,109,637    12,109,637    48,355,457     48,419,656
    Accrued interest on deposit
    accounts  . . . . . . . . . . . . .      4,526,628     4,526,628     3,711,995      3,711,995
    Accrued interest on borrowings  . .        971,105       971,105     1,377,204      1,377,204
    Interest-rate swaps . . . . . . . .             -        494,421            -         183,641
                                           -----------   -----------   -----------    -----------
                                          $862,542,253  $864,676,270  $910,205,521   $911,701,986
                                           ===========   ===========   ===========    ===========


   The above table does not include any amount for the value of core deposit
   intangibles.   The above table also does not include off-balance sheet
   items except interest-rate swaps (see Note 14) since the fair value of these items is not significant.


   16.  Condensed parent company only financial statements

   The following condensed statements of financial condition as of September 30, 1995 and 1996 and the condensed statements of income and cash flows for the years ended September 30, 1995 and 1996 for the Company only should be read in conjunction with the consolidated financial statements and the notes thereto.

                             Advantage Bancorp, Inc.
                        Statements of Financial Condition

                                                      September 30
    Assets                                        1995           1996

    Cash and cash equivalents deposited in       $7,891,124   $11,971,650
       Bank . . . . . . . . . . . . . . . . .
    Certificates of deposit . . . . . . . . .        10,247        11,067
    Marketable equity securities available        4,644,340     5,043,091
       for sale . . . . . . . . . . . . . . .
    U.S. agency securities available for sale     1,006,875       500,514
    Mortgage-backed securities available for
       sale . . . . . . . . . . . . . . . . .       448,026       306,110
    Mortgage-related securities available for
       sale . . . . . . . . . . . . . . . . .     3,743,508     3,216,380
    Equity in net assets of subsidiaries . . 76,274,199 69,348,903 Accrued interest on investments and
       mortgage securities  . . . . . . . . .        20,437        17,465
    Prepaid income taxes  . . . . . . . . . .       231,033           -
    Other assets  . . . . . . . . . . . . . .         1,427           -
                                                 ----------    ----------
                                                $94,271,216   $90,415,180
                                                 ==========    ==========

    Liabilities
    Other liabilities . . . . . . . . . . . .      $33,690      $307,015
    Deferred income taxes . . . . . . . . . .      272,427       106,676
    Accrued income taxes  . . . . . . . . . .           -        240,309
    Payable to Bank - unearned restricted
       stock  . . . . . . . . . . . . . . . .      886,606       894,777
                                                 ---------     ---------
          Total liabilities   . . . . . . . .    1,192,723     1,548,777
                                                 =========     =========
    Stockholders' Equity
    Common stock  . . . . . . . . . . . . . .       33,000        33,000
    Additional paid-in capital  . . . . . . .   37,249,638    37,751,499
    Loan to Employee Stock Ownership Plan .     (1,985,803)   (1,704,941)
    Unearned restricted stock awarded . . . .     (886,606)     (894,777)
    Unrealized gain (loss) on securities
       available for sale . . . . . . . . . .      774,844      (699,857)
    Treasury stock  . . . . . . . . . . . . .  (12,351,400)  (17,627,105)
    Retained earnings . . . . . . . . . . . .   70,244,820    72,008,584
                                                ----------    ----------
          Total stockholders' equity  . . . .   93,078,493    88,866,403
                                                ----------    ----------
                                               $94,271,216   $90,415,180
                                                ==========    ==========

                              Statements of Income
                             Advantage Bancorp, Inc.

                                            Year Ended September 30
                                         1994         1995         1996
   Interest and dividend income:
     Interest income from deposits
      in Bank  . . . . . . . . . .       $376,623     $467,569     $583,889
     Interest on mortgage
      securities . . . . . . . . .        158,039      249,254      155,054
     Interest on loan to Employee
      Stock Ownership Plan . . . .        165,026      206,962      167,052
     Other interest and dividends          65,521       87,562      197,952
                                        ---------    ---------   ----------
     Total interest and dividend
      income . . . . . . . . . . .        765,209    1,011,347    1,103,947
   Non-interest income:
     Equity in net income of Bank
      and subsidiaries . . . . . .      6,966,458    7,602,935    2,247,751
     Gain on sale of securities  .            -        145,000      973,848
                                        ---------    ---------    ---------
     Total non-interest income . .      6,966,458    7,747,935    3,221,599
                                        ---------    ---------    ---------
                                        7,731,667    8,759,282    4,325,546
   Non-interest expense  . . . . .        176,226      291,138      576,867
                                        ---------    ---------    ---------
   Income before income taxes  . .      7,555,441    8,468,144    3,748,679
   Income taxes  . . . . . . . . .        215,370      317,159      716,142
                                        ---------    ---------    ---------
   Net income  . . . . . . . . . .     $7,340,071   $8,150,985   $3,032,537
                                        =========    =========    =========

                           Statements of Cash Flows
                            Advantage Bancorp, Inc.

                                            Year Ended September 30
                                         1994          1995          1996
   Operating activities:
     Net income  . . . . . . . . .     $7,340,071    $8,150,985   $3,032,537
     Less equity in earnings of the
       Bank  . . . . . . . . . .       (6,966,458)   (7,602,935)  (2,247,751)
     Decrease in interest receivable       (1,446)       164,816       2,972
     Increase (decrease) in accrued
       income taxes  . . . . . . .          9,972      (114,813)     471,342
     Net amortization of discount on
       securities  . . . . . . . .       (158,039)     (248,382)    (117,738)
     Other . . . . . . . . . . . .       (186,068)      297,950      254,703
                                        ---------      --------    ---------
   Net cash provided by operating
     activities  . . . . . . . . .         38,032       647,621    1,396,065
   Investing activities:
     Dividends from Bank . . . . .      8,841,000    21,250,000    8,250,000
     Proceeds from sale of
       marketable equity securities            -        435,750    2,088,713
     Principal repayments on
       mortgage-related securities      1,038,107       366,046      514,598
     Principal repayments on
       mortgage-backed securities              -              -      156,669
     Proceeds from maturities of
       U.S. government securities              -              -      500,000
     Purchase of marketable
       securities available for sale   (2,648,458)   (1,553,188)  (2,785,453)
     Principal repayments on loan to
       Employee Stock Ownership Plan      232,804       511,988      280,862
     Purchase of certificates of
       deposit . . . . . . . . . .        (10,061)            -            -
     Business acquisition, net of
       cash and cash equivalents
       acquired of $1,243,515:
       Investment in Bank  . . . .             -    (22,371,397)           -
       Mortgage-backed securities
        available for sale . . . .             -       (453,733)           -
       U.S. agency securities
        available for sale . . . .             -       (970,937)           -
       Other - net . . . . . . . .             -        (49,838)           -
                                        ---------   -----------    ---------
   Net cash provided by (used in)
     investing activities  . . . .      7,453,392    (2,835,309)    9,005,389

   Financing activities:
     Proceeds from exercise of stock
       options . . . . . . . . . .        119,647       994,252      230,303
     Dividends paid  . . . . . . .             -       (665,120)  (1,045,230)
     Purchase of treasury stock  .     (2,164,228)   (3,781,661)  (5,729,530)
     Other . . . . . . . . . . . .             -               -     223,529
                                       ----------    ----------   ----------
   Net cash used in financing
     activities  . . . . . . . . .     (2,044,581)   (3,452,529)  (6,320,928)
                                       ----------    ----------   ----------
   Net increase (decrease) in cash
     and cash equivalents  . . . .      5,446,843    (5,640,217)   4,080,526
   Cash and cash equivalents at
     beginning of period . . . . .      8,084,498    13,531,341    7,891,124
                                       ----------    ----------   ----------
   Cash and cash equivalents at end
     of period . . . . . . . . . .    $13,531,341    $7,891,124  $11,971,650
                                       ==========     =========   ==========


   17.  Investments in and advances to unconsolidated partnerships

   The Company held the following investments in and advances to unconsolidated partnerships:

                                                        September 30
                                                      1995          1996
    Cranberry III Partnership (50% ownership
     interest)  . . . . . . . . . . . . . . . .     $4,716,291   $6,710,667
    Geneva Professional Building Associates (75%
     ownership interest)  . . . . . . . . . . .        155,385      182,378
    Pleasantview Limited Partnership (55%
     ownership interest)  . . . . . . . . . . .              -      504,371
                                                     ---------   ----------
                                                    $4,871,676   $7,397,416
                                                     =========    =========

   Cranberry III Partnership owns a 264-unit apartment complex. Condensed financial statements of this partnership are as follows:


                            Cranberry III Partnerchip
                           Balance Sheets (Unaudited)

                                                  September 30
                                               1995           1996
    Assets
    Land, buildings and furniture-net . .     $7,411,833     $7,190,381
    Other assets  . . . . . . . . . . . .        776,702        790,447
                                               ---------      ---------
                                              $8,188,535     $7,980,828
                                               =========      =========

    Liabilities and Partners' Capital
    Mortgage payable to the Bank  . . . .      3,955,315      5,967,370
    Other liabilities . . . . . . . . . .      2,640,824        456,422
    Partners' capital:
       Advantage Bank . . . . . . . . . .        796,198        778,518
       Other partners . . . . . . . . . .        796,198        778,518
                                               ---------      ---------
                                              $8,188,535     $7,980,828
                                               =========      =========


                        STATEMENTS OF INCOME (Unaudited)

                                             Year Ended September 30
                                         1994          1995         1996

    Rental and other income . . . .   $1,677,575      1,699,053     1,748,315
    Rental expense  . . . . . . . .      788,122        725,631       810,585
                                       ---------      ---------     ---------
                                         889,453        973,422       937,730
    Depreciation  . . . . . . . . .      233,020        230,978       221,449
    Interest expense  . . . . . . .      517,797        555,376       551,640
                                       ---------       --------      --------
    Net income  . . . . . . . . . .     $138,636       $187,068      $164,641
                                        ========        =======       =======


   The Geneva Professional Building Associates owns a medical office building which is funded by a mortgage loan from an unrelated financial institution with an outstanding balance at September 30, 1996 of $311,555. Operating results in 1994, 1995 and 1996 yielded cash flows of $42,896, $50,373 and $51,518 after payment of financing costs, respectively.

   Pleasantview Limited Partnership owns an 30-unit apartment complex which is funded by a mortgage loan from an unrelated financial institution with an outstanding balance at September 30, 1996 of $794,000. Pleasantview began operations in June 1996 and had net income of $19,000 for the period ended September 30, 1996. The property qualifies for the low income housing tax credit under the Internal Revenue Code.


   18. Mortgage banking activities

     Mortgage banking activities are summarized as follows:

                                          At, or For the Year Ended,
                                                September 30
                                          1994          1995         1996
    Statement of financial
     condition information:
     Mortgage loans held for sale       $984,200    $2,405,000   $3,056,000
                                         =======     =========    =========
     Mortgage servicing rights  . .     $     -     $       -      $630,512
                                         =======      ========     ========
    Statement of income
     information:
     Loan servicing fees  . . . . .     $346,287      $376,475     $387,715
                                         =======       =======      =======
     Gain on sales of mortgage
       loans held for sale  . . . .     $583,957      $107,513     $875,830
                                         =======       =======      =======
     Amortization of mortgage
       servicing rights . . . . . .     $     -       $     -       $42,567
                                         =======       =======      =======
    Statement of cash flow
     information:
     Mortgage loans originated for
       sale . . . . . . . . . . . .  $43,761,724   $17,349,224  $55,754,049
     Sales of mortgage loans
       originated for sale  . . . .  $47,477,928   $15,928,424  $55,103,049


   Loans serviced for investors (primarily FNMA and FHLMC) were $135,418,000, $147,313,000 and $179,183,000 at September 30, 1994, 1995 and 1996,
   respectively. These loans are not reflected in the consolidated financial statements.

   The Company originates mortgage loans which may be sold in the secondary market or to other private investors if the loans do not meet the Company's investment objectives. All loans are sold on a nonrecourse basis and the servicing of these loans may or may not be retained by the Company. Direct origination and servicing costs for mortgage banking activities cannot be presented as these operations are integrated with and not separable from the origination and servicing of portfolio loans, and, as a result, cannot be accurately estimated.

   19.  Federal Legislation

   On September 30, 1996, legislation was enacted to recapitalize the Savings Association Insurance Fund (the SAIF) of the Federal Deposit Insurance Corporation (FDIC), which insures deposits of thrifts such as the Bank. Effective January 1, 1997, the new law reduces FDIC insurance premiums for SAIF members from a rate of 23 cents to a rate of 6.4 cents for every $100 of deposits . Management currently anticipates that this premium reduction will save the Bank approximately $1,100,000 per year on a pre-tax basis. The new law imposes on SAIF members a one-time assessment payable in November 1996 equal to 65.7 basis points (0.657%) based on insured deposits as of March 31, 1995. The Bank's one-time assessment of $4,435,000 was expensed during the year ended September 30, 1996.

   The new law also provides for the merger of the SAIF and the Bank Insurance Fund (BIF) as of January 1, 1999 if there are no savings associations (not including state savings banks) in existence on that date, although it is silent on how rechartering will occur. The Treasury Department is directed to report to Congress by March 31, 1997 with its recommendations on a common charter for banks and savings institutions. The Company expects that any change in charter of the Bank will not have a material effect on the operations of the Bank or the Company.

                [Page 56 of the 1996 Annual Report]

                              Corporate Information


   Stock Price Information

   Advantage Bancorp, Inc.'s common stock is traded on The Nasdaq Stock Market under the symbol AADV. The table below shows the reported high and low sale prices of the common stock and the dividends declared per share during the periods indicated.

                                                            Cash
                                      High        Low     Dividend

   Fiscal year 1995:
   First quarter. . . . . . . . .     $25.20    $22.20     $  -
   Second quarter . . . . . . . .     $23.80    $22.00     $.064
   Third quarter. . . . . . . . .     $24.20    $23.00     $.064
   Fourth quarter . . . . . . . .     $27.00    $23.90     $.064

   Fiscal year 1996:
   First quarter. . . . . . . . .     $31.40    $26.00     $.064
   Second quarter . . . . . . . .     $35.00    $28.50     $.080
   Third quarter. . . . . . . . .     $35.50    $30.75     $.080
   Fourth quarter . . . . . . . .     $34.25    $32.25     $.080


   For a description of restrictions on the ability of the Company to pay dividends, see Note 11 of the Notes to the Consolidated Financial Statements.

   As of September 30, 1996, there were approximately 2,000 shareholders of record.


   Investor Information

   Shareholders, investors and analysts interested in additional information may contact:

     Paul P. Gergen, President
              or
     John Stampfl, Chief Financial Officer

     Advantage Bancorp, Inc.
     5935 Seventh Avenue
     Kenosha, WI  53140
     (414) 658-4861


   Annual Report on Form 10-K

   Copies of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission may be obtained without charge by contacting:

     Advantage Bancorp, Inc.
     Att:  Dorene Santarelli
     5935 Seventh Avenue
     Kenosha, WI  53140
     (414) 658-5447


   Annual Meeting of Shareholders

   The Company's 1997 Annual Meeting of Shareholders will be held at 10:30 a.m. C.S.T. on January 30, 1997, at Gateway Technical College, 3520 30th Avenue, Kenosha, Wisconsin. All shareholders are cordially invited to attend.


   Stock Transfer Agent

   The Company's transfer agent, Firstar Trust Company, maintains all shareholder records and can assist with stock transfer and registration, address changes, enrollment in the dividend reinvestment plan, changes or corrections in social security or tax identification numbers and Form 1099 tax reporting questions. If you have questions, please contact the stock transfer agent at the address below:

     Firstar Trust Company
     Attn:  Corporate Trust Department
     615 E. Michigan Street
     Milwaukee, WI  53202
     (800) 637-7549

   Corporate Headquarters

     Advantage Bancorp, Inc.
     5935 Seventh Avenue
     Kenosha, WI  53140

   Independent Auditors

     Ernst & Young LLP
     111 E. Kilbourn Avenue
     Milwaukee, WI  53202